As filed with the Securities and Exchange Commission on May 12, 2016 Registration No.333-209599

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

AMENDMENT NO. 3 TO

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

LIBERATED SYNDICATION INC.

(Exact name of registrant as specified in its charter)

Nevada	7375	47-5224851
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

5001 Baum Boulevard, Suite 770

Pittsburgh, Pennsylvania 15213

Phone: (412) 621-0902

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices.)

John Busshaus, Chief Financial Officer

Liberated Syndication Inc.

5001 Baum Boulevard, Suite 770

Pittsburgh, Pennsylvania 15213

Phone: (412) 621-0902

(Name, address including zip code, and telephone number, including area code, of agent for service)

Copy To:

Mitchell S. Nussbaum

Norwood P. Beveridge, Jr.

Loeb & Loeb LLP

345 Park Avenue

New York, New York 10154

Phone:  (212) 407-4000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicated by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐     Accelerated filer☐     Non-accelerated filer ☐     Smaller reporting company☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file an amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed.  We may not issue these securities until the Registration Statement filed with the Securities and Exchange Commission is effective.  This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Prospectus	, 2016

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED MAY 12, 2016

20,805,860 SHARES OF COMMON STOCK, PAR VALUE $0.001 PER SHARE OF LIBERATED SYNDICATION INC. (“LIBSYN”) BEING SPUN-OFF BY ITS PARENT, FAB UNIVERSAL CORP.

This Prospectus is being furnished to you as a stockholder of FAB Universal Corp, a Colorado corporation (“FAB”) in connection with the planned distribution (the “Spin-Off” or the “Distribution”) by FAB to its stockholders of all the shares of common stock, par value $0.001 per share (the “Common Stock”), of Liberated Syndication Inc., (“Libsyn” or the “Registrant” or “we,” “our” or “us” as applicable) held by FAB immediately prior to the Spin-Off. Immediately prior to the time of the Distribution, FAB will hold 20,805,860 shares of common stock, par value $0.001 per share (the “Shares”) of Libsyn and Libsyn owns all of the issued and outstanding shares of common stock of Webmayhem, Inc., (“Webmayhem”) a Pennsylvania Corporation.

Libsyn is an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

At the time of the Spin-Off, FAB will distribute all the outstanding shares of Common Stock held by it on a pro rata basis to holders of FAB’s common stock. Each share of FAB’s common stock outstanding as of                     , New York City, on                     , 2016, the record date for the Spin-Off (the “Record Date”), will entitle the holder thereof to receive one share of Common Stock. The Distribution will be made in book-entry form by a distribution agent.

FAB’s stockholders are not required to vote on or take any other action in connection with the Spin-Off. We are not asking you for a proxy, and we request that you do not send us a proxy. FAB stockholders will not be required to pay any consideration for the Common Stock they receive in the Spin-Off, and they will not be required to surrender or exchange their shares of FAB’s common stock or take any other action in connection with the Spin-Off.

FAB currently owns all the outstanding shares of Common Stock. Accordingly, there is currently no public market for the Common Stock. We anticipate, however, that trading in the Common Stock may commence in the “over-the-counter” market upon the filing of a Form 211 with FINRA by one market maker, and 30 days after such market maker commences publishing quotations for the Common Stock, the use of the “piggyback exemption” by other market makers.

In reviewing this prospectus, you should carefully consider the matters described under the caption “Risk Factors” beginning on Page 5.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.  No person is authorized to give any information not contained in the prospectus in connection with this offering and, if given or made, such information or representation must not be relied upon as having been authorized.

UNTIL_________, 2016 (90 DAYS AFTER THE DATE HEREOF), ANY BROKER-DEALER EFFECTING TRANSACTIONS IN THE SHARES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A CURRENT COPY OF THIS PROSPECTUS.

Contents

QUESTIONS AND ANSWERS ABOUT THE SPIN-OFF

ii

PROSPECTUS SUMMARY

1

OTHER INFORMATION

2

RISK FACTORS

5

THE SPIN-OFF

11

DIVIDEND POLICY

14

LIBSYN’S BUSINESS

14

EXECUTIVE COMPENSATION

20

DIRECTOR COMPENSATION

24

PRO FORMA FINANCIAL INFORMATION

24

FACTORS AFFECTING RESULTS OF OPERATIONS

30

RESULTS OF OPERATIONS

30

MARKET PRICE OF COMMON STOCK AND RELATED MATTERS

33

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

34

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTNTS

35

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

35

DESCRIPTION OF CAPITAL STOCK

37

SHARES ELIGIBLE FOR FUTURE SALES

40

LEGAL MATTERS

40

INTEREST OF NAMED EXPERTS AND COUNSEL

40

WHERE YOU CAN FIND MORE INFORMATION

42

Index to Financial Statements

43

i

QUESTIONS AND ANSWERS ABOUT THE SPIN-OFF

The following questions and answers briefly address some commonly asked questions about the Spin-Off. They may not include all the information that is important to you. We encourage you to read carefully this entire Prospectus and the other documents to which we have referred you. We have included references in certain parts of this section to direct you to a more detailed discussion of each topic presented in this section.

Q:

What is the Spin-Off?

A:

The Spin-Off is the method by which we will separate from FAB. In the Spin-Off, FAB will distribute to holders of its common stock all the outstanding shares of our Common Stock. Following the Spin-Off, we will be an independent company, and FAB will not retain any ownership interest in us.

Q:

Will the number of FAB shares of common stock I own change as a result of the Spin-Off?

A:

No, the number of shares of FAB common stock you own will not change as a result of the Spin-Off.

Q:

What are the reasons for the Spin-Off?

A:

The FAB board of directors considered the following potential benefits in deciding to pursue the Spin-Off:

•

FAB has been through a period of tremendous uncertainty following FAB’s full board of directors becoming aware in late 2014 that one of FAB’s subsidiaries had entered into contracts to obtain license rights to film and television content at a total cost of RMB 525 million.  To date, FAB’s board of directors has performed an investigation into these matters, but has been unable to verify the authenticity of the contracts, the identity of the counterparties, or the goods or services received by FAB pursuant to the contracts.  Furthermore, FAB’s business in China appears to be abandoned and the owner of the office facilities leased, in part, by FAB in Beijing has foreclosed on the premises for nonpayment of rent and claims to have a judgment against FAB.  FAB’s retail stores are closed and empty and FAB’s management has been unable to determine whether FAB’s wholesale business is operating.  FAB’s digital business – provision of digital content over multiple platforms – has ceased for lack of funds.

•

On the other hand, Webmayhem’s operations have continued uninterrupted during this period of uncertainty, and FAB’s board of directors believes that the podcasting business they represent may be a source of future growth for stockholders.  In view of the issues confronting FAB’s former China businesses, however, it is very difficult for the market to accurately analyze and value Webmayhem so long as it constitutes a part of FAB.

Q:

What are the benefits and risks of the Spin-Off?

A:

Post Spin-Off, Libsyn will operate its podcast hosting business through its wholly owned subsidiary, Webmayhem Inc.  The current stock of FAB Universal Corp. is believed by management to be currently undervalued.  With the Spin-Off, the open market will be able to determine the true value of the Libsyn business.  Management believes this will provide the shareholders of Libsyn with the true value of its business.  Risks associated with the Spin-Off include that there may be unforeseen liabilities of FAB Universal Corp. that may become the responsibility of Libsyn.

Q:

What will I receive in the Spin-Off?

A:

As a holder of FAB common stock, you will receive a dividend of one share of our Common Stock for every share of FAB common stock you hold on the Record Date (as defined below).

Q:

What is being distributed to holders of FAB common stock in the Spin-Off?

A:

FAB will distribute approximately 20,805,860 million shares of our Common Stock in the Spin-Off, based on the approximately 20,805,860 shares of FAB common stock outstanding as of February 5, 2016. The actual number of shares of our Common Stock that FAB will distribute will depend on the number of shares of FAB common stock outstanding on the Record Date. The shares of our Common Stock that FAB distributes will constitute all of the issued and outstanding shares of our Common Stock immediately prior to the Spin-Off.

Q:

What is the record date for the Distribution?

A:

FAB will designate the close of business as of             , New York City time, on                     , 2016, which we refer to as the “Record Date”, as the record ownership date for the Distribution.

Q:

When will the Distribution to holders of FAB common stock occur?

A:

The Distribution will be effective as of             , New York City time, on                     , 2016, which we refer to as the “Distribution Date.” On or shortly after the Distribution Date, the whole shares of our Common Stock will be credited in book-entry accounts for stockholders entitled to receive those shares in the Distribution.

Q:

What do I have to do to participate in the Distribution?

A:

You are not required to take any action, but we urge you to read this Prospectus carefully. Holders of FAB common stock on the Record Date will not need to pay any cash or deliver any other consideration, including any shares of FAB common stock, in order to receive shares of our Common Stock in the Distribution. No stockholder approval of the Distribution is required. We are not asking you for a vote, and we request that you do not send us a proxy card.

Q:

If I sell my shares of FAB common stock on or before the Distribution Date, will I still be entitled to receive shares of the Common Stock in the Distribution?

A:

If you hold shares of FAB common stock on the Record Date and decide to sell them on or before the Distribution Date, you may choose to sell your FAB common stock with or without your entitlement to our Common Stock. You should discuss these alternatives with your bank, broker or other nominee.

Q:

How will FAB distribute shares of our Common Stock?

A:

Registered stockholders: If you are a registered stockholder (meaning you own your shares of FAB common stock directly through FAB’s transfer agent), our distribution agent will credit the whole shares of our Common Stock you receive in the Distribution to a new book-entry account with our transfer agent on or shortly after the Distribution Date. Our distribution agent will mail you a book-entry account statement that reflects the number of whole shares of our Common Stock you own. You will be able to access information regarding your book-entry account holding our Common Stock at Interwest Transfer Company Inc.

“Street name” or beneficial stockholders: If you own your shares of FAB common stock beneficially through a bank, broker or other nominee, your bank, broker or other nominee will credit your account with the whole shares of our Common Stock you receive in the Distribution on or shortly after the Distribution Date. Please contact your bank, broker or other nominee for further information about your account.

We will not issue any physical stock certificates to any stockholders, even if requested. See “The Spin-Off—When and How You Will Receive Libsyn Common Stock” for a more detailed explanation.

Q:

How will the Common Stock trade?

A:

Currently, there is no public market for our Common Stock.  We anticipate, however, that trading in the Common Stock may commence in the “over-the-counter” market upon the filing of a Form 211 with FINRA by one market maker, and 30 days after such market maker commences publishing quotations for the Common Stock, the use of the “piggyback exemption” by other market makers.

Q:

Do I have appraisal rights in connection with the Spin-Off?

A:

No. Holders of FAB common stock are not entitled to appraisal rights in connection with the Spin-Off.

Q:

Who is the transfer agent and registrar for the Common Stock?

A:

Interwest Transfer Company Inc. is the transfer agent and registrar for the Common Stock.

Q:

Are there risks associated with owning shares of the Common Stock?

A:

Yes. Our business faces both general and specific risks and uncertainties. Our business also faces risks relating to the Spin-Off. Following the Spin-Off, we will also face risks associated with being an independent publicly-traded company. Accordingly, you should read carefully the information set forth in the section titled “Risk Factors” in this Prospectus.

Q:

Are there any conditions to completing the Spin-Off?

A:

Yes. The Spin-Off is conditional upon a number of matters, including the declaration of effectiveness of our Registration Statement on Form S-1, of which this Prospectus is a part, by the Securities and Exchange Commission.

 Q:

Where can I get more information?

A:

If you have any questions relating to the Spin-Off, you should contact John Busshaus, Chief Financial Officer of Libsyn at (412) 621-0902 or john@fabuniversal.com.

PROSPECTUS SUMMARY

The following is a summary of some of the information contained in this Prospectus. In addition to this Summary, Libsyn urges you to read the entire prospectus carefully, including the risks of investing in its common stock discussed under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Libsyn’s financial statements and the notes thereto included in this Prospectus. As used in this Prospectus, references to “FAB” refer to FAB Universal Corp. and references to “Libsyn” refer to Liberated Syndication Inc. The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere or incorporated by reference in this Prospectus.  All references in this Prospectus to Shares are as of December 31, 2015, unless otherwise specified.  Prospective investors should carefully consider the information set forth under the heading “Risk Factors.”

LIBSYN

Libsyn was on the forefront of the podcast trend when it was founded in 2004, launching the first Podcast Service Provider (Host), offering storage, bandwidth and RSS (Rich Site Summary often called Really Simple Syndication) creation tools. Today, Libsyn is a worldwide leader of podcast hosting, distribution and monetization. Hosting over 28,000 podcast shows, Libsyn delivered 3.3 billion podcast requests to audiences worldwide in 2015. The Libsyn brand has built a reputation for reliable service, world class podcast statistics and exceptional customer service. This has allowed Libsyn to grow into one of the market leaders in the industry.

The Libsyn business has also experienced upward trends in the areas of podcast creation, consumption and audience growth. Podcast shows on the Libsyn platform increased to over 28,000 in 2015 from 22,000 in 2014 and 16,000 in 2013. This resulted in 2,572,295 active episodes in 2015 versus 2,145,840 in 2014 and 1,688,057 in 2013. Annual podcast download requests on the Libsyn platform exceeded 3.33 billion in 2015, up from 2.6 billion in 2014 and 1.9 billion in 2013. Additionally, the Libsyn network now reaches 55 million audience members monthly, an increase from 41 million in 2014 and 34 million in 2013.

Podcast Hosting and Distribution

Libsyn is a Podcast Service Provider offering hosting and distribution tools which include storage, bandwidth, RSS creation, distribution and statistics tracking. Podcast producers can chose from a variety of hosting plan levels based on the requirements for their podcast. Podcast producers sign-up online at www.libsyn.com, using their credit card to subscribe to a monthly plan. Libsyn offers a basic, getting started plan for $5 per month and more advanced plans that include more storage, advanced stats and podcast apps. Plans are designed to provide full-featured podcast tools with generous storage and bandwidth transfer. LibsynPRO service is an enterprise solution for professional media producers and corporate customers that require media network features and dedicated support.

Libsyn supports both audio and video podcasts, allowing producers to upload podcast episodes through the Libsyn interface or via FTP to manage publishing to online directories, web portals, content aggregators, App marketplaces and social media platforms for both download and streaming.

Approximately 70% of the shows that Libsyn distributes reach audiences using Apple’s iTunes platform which includes iTunes on the computer, iPods, iPads, iPhones, iPad, Apple Watch, Apple TV and Apple’s Podcasts App on iOS devices. Libsyn also enables distribution to destinations like Google Play Music and aggregators such as Spotify. The OnPublish feature enables podcast episodes to be posted to social media sites such as Facebook, Twitter, Linked-In and blogging platforms like WordPress, Blogger. Libsyn also launched a newly redesigned podcast player that can be embedded on websites or shared via social media.

Libsyn’s podcast platform architecture allows for expansion of distribution destinations and OnPublish capabilities. Using the Libsyn service, podcast producers can more broadly distribute and promote their shows to attract larger audiences.

OUR HISTORY

Webmayhem was acquired in 2007 by Wizzard Software Corporation, now known as FAB, in exchange for 5,326,320 shares of its common stock and $350,000 in cash.  Following the consummation of a Share Exchange Agreement between and among FAB and Digital Entertainment International Ltd. (among others) in 2012, FAB, operating in China through certain variable interest entities, offered  copyrighted digital entertainment products, including CD, VCD, DVD, blue-ray disks, books magazines, mobile phone accessories and cameras, primarily through its flagship stores, proprietary “FAB” kiosks network and online virtual stores, and continued to offer its podcasting products and services in the United States through Webmayhem.  In November 2013, FAB was the subject of several short-seller allegations which caused a steep decline in FAB’s stock price.   FAB’s board of directors commenced an internal investigation into its China operations which led to FAB replacing its auditors and, ultimately, due to the lack of reliable information regarding its China operations, being unable to prepare ongoing public reports as required by the U.S. federal securities laws.  This resulted in the shares of FAB being delisted by the NYSE MKT in November 2014.

In September 2015, FAB formed Libsyn in Nevada to act as the holding company for the Webmayhem business and to be the entity whose shares would be distributed to FAB stockholders in the Spin-Off. Libsyn does not operate any of its entities as a variable interest entity. Liberated Syndication Inc. operates its podcast hosting operations through its sole subsidiary, Webmayhem Inc., which it wholly owns.

OTHER INFORMATION

We are a Nevada corporation.  Our principal executive offices are located at 5001 Baum Boulevard, Suite 770, Pittsburgh, Pennsylvania 15213.  Our telephone number is (412) 621-0902.

The Spin-Off (See p. 11)

See “The Spin-Off,” beginning on page 11, for a more detailed description of the matters described below.

Distributing Company

FAB Universal Corp., a Colorado corporation, which holds all of our Common Stock issued and outstanding prior to the Distribution. After the Distribution, FAB will not own any shares of our Common Stock.

Distributed Company

Liberated Syndication Inc., a Nevada corporation and a wholly owned subsidiary of FAB. At the time of the Distribution, we will hold, directly or through our wholly owned subsidiaries, the assets and liabilities of the podcasting business. After the Distribution, we will be an independent publicly held company.

Distributed Securities

All of the shares of our Common Stock owned by FAB, which will be 100% of our Common Stock issued and outstanding immediately prior to the Distribution. Based on the approximately 20,805,860 shares of FAB common stock outstanding as of the close of business on February 5, 2016, and applying the Distribution Ratio of 1 share of Common Stock for every share of FAB common stock, approximately 20,805,860 shares of our Common Stock will be distributed. The actual number of shares of our Common Stock distributed will depend on the number of shares of FAB common stock outstanding on the Record Date.

Record Date	The Record Date is 5:00 p.m., New York City time, on _____, 2016.

Distribution Date	The Distribution Date is _______, 2016.

Distribution Ratio	Each holder of FAB common stock will receive 1 share of our Common Stock for every share of FAB common stock it holds on the Record Date

Securities to be Distributed

On the Distribution Date, FAB will release the shares of our Common Stock to the distribution agent to distribute to FAB stockholders.

As part of the Spin-Off, Libsyn will be adopting a book-entry share transfer and registration system for its common stock. Instead of receiving physical share certificates, registered holders who currently hold certificates representing FAB common stock will receive, for every share of FAB common stock held on the Distribution Date, one share of Libsyn Common Stock credited to book-entry accounts established for them by Libsyn’s transfer agent.

Holders of FAB common stock who hold shares in book-entry registered form do not need to take any action to receive their Libsyn shares.

Libsyn’s transfer agent will mail an account statement to each registered holder stating the number of shares of Libsyn Common Stock credited to such holder’s account.  After the Distribution, such holders may request that their shares of Libsyn Common Stock be transferred to a brokerage or other account at any time. For stockholders who own FAB common stock through a broker or other nominee, their shares of Libsyn Common Stock will be credited to their account by the broker or other nominee.

Certain U.S. Federal Income Tax Consequences of the Spin-Off

FAB intends to treat the Spin-Off as a taxable non-liquidating distribution to its stockholders.  For a further discussion, see the section entitled “The Spin-Off – U.S. Federal Income Tax Consequences of the Spin-Off,” below.

Conditions to the Spin-Off

The Spin-Off is subject to the satisfaction, or the FAB board of directors’ waiver, of the following condition:

•

the Securities and Exchange Commission (the “SEC”) shall have declared effective our Registration Statement on Form S-1, of which this Prospectus is a part, under the Securities Act of 1933, as amended (the “Securities Act”), and no stop order suspending the effectiveness of our Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC.

Trading Market Following the Spin-Off

While there is a public market for shares of FAB in the over-the-counter market, there is currently no public market for Libsyn Common Stock.  Libsyn expects that trading in the Common Stock may commence in the “over-the-counter” market upon the filing of a Form 211 with FINRA by one market maker and, 30 days after such market maker commences publishing quotations for the Common Stock, the use of the “piggyback exemption” by other market makers.

Relationship Between Libsyn and FAB Following the Spin-Off

Libsyn and FAB after the Spin-Off will provide for the allocation of employee benefits, tax and other liabilities and obligations attributable to periods before the Spin-Off.  For a more detailed description of these arrangements, see the section entitled “Relationship Between Libsyn and FAB Following the Spin-Off.”

Dividend Policy	Following the Distribution, Libsyn does not anticipate paying any dividends on its common stock in the foreseeable future.

Appraisal Rights	Holders of FAB common stock have no dissenters’ rights of appraisal in connection with the Spin-Off of Libsyn’s Common Stock.

Transfer Agent and Registrar

Interwest Transfer Company Inc., 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117 is our stock transfer company.  Telephone: 801-272-9294; Fax: 801-277-3147; E-mail Address: Melinda@interwesttc.com.

Risk Factors	See the section entitled “Risk Factors” beginning on page 5 for a discussion of some of the factors you should carefully consider in connection with the Spin-Off.

RISK FACTORS

You should carefully consider each of the following risks and uncertainties associated with the Spin-Off, ownership of Libsyn common stock and Libsyn’s business generally, as well as all of the other information set forth in this Prospectus. The risks and uncertainties described below are not the only ones faced by us. Additional risks and uncertainties not presently known or that are currently deemed immaterial also may impair our business operations. If any of the following risks occur, our business, financial condition, operating results and cash flows and the trading price of our Common Stock could be materially adversely affected.

Risk Factors Relating to the Spin-Off

Libsyn may be Unable to Make the Changes Necessary to Operate as an Independent Entity or may incur Greater Costs, which Could Prevent Us from Operating Profitably.

Webmayhem was incorporated in Pennsylvania in 2001, and operates as a wholly owned subsidiary of Libsyn.  Libsyn does not have any material operations of its own and it may be deemed to be a holding company with respect to Webmayhem. Prior to the Spin-Off, FAB provided us with various corporate services.  Following the Spin-Off, FAB will have no significant assets, business operations or capital resources and accordingly will not be able  to provide any financial, operational or organizational assistance to Libsyn.  As a consequence, Libsyn may not be able to implement successfully the changes necessary to operate independently.  Libsyn may also incur additional costs relating to operating independently that would cause its available funds to decline materially.  These costs include, but are not limited to, salaries for an executive team, investor relations, accounting and auditing services, legal fees and transfer agent costs.    Libsyn cannot assure you that once it becomes a stand-alone company, it will be profitable or be able to continue its operations as historically conducted.

FAB Intends to Treat the Spin-Off as a Taxable Non-liquidating Distribution to Its Stockholders.  As a Result, a U.S. stockholder of FAB may have a U.S. Federal Income Tax Liability in Respect of the Spin-Off Without the Receipt of Cash from FAB or Libsyn.

FAB intends to treat the Spin-Off as a taxable, non-liquidating distribution to its stockholders.  As such, for U.S. federal income tax purposes, each U.S.  stockholder of FAB receiving shares of Libsyn Common Stock in the Spin-Off should be treated as if such stockholder had received a distribution in an amount equal to the fair market value of Libsyn common stock received, which would result in (1) a taxable dividend to the extent of such stockholder’s pro rata share of FAB’s current and accumulated earnings and profits, (2) a reduction in such stockholder’s basis (but not below zero) in FAB common stock to the extent the amount received exceeds such stockholder’s share of earnings and profits and (3) a taxable gain to the extent the amount received exceeds the sum of the amount treated as a dividend and the stockholder’s basis in the FAB common stock. Accordingly, such stockholder may have a U.S. federal income tax liability in respect of the Spin-Off without the receipt of cash from FAB or Libsyn.

For a more detailed discussion, see the section entitled “The Spin-Off – U.S. Federal Income Tax Consequences of the Spin-Off” below.

The Spin-Off may Expose us to Potential Liabilities Arising out of State and Federal Fraudulent Conveyance Laws and Legal Distribution Requirements.

The Spin-Off could be challenged under various state and federal fraudulent conveyance laws. An unpaid creditor or an entity vested with the power of such creditor (such as a trustee or debtor-in-possession in a bankruptcy) could claim that the Spin-Off left FAB insolvent or with unreasonably small capital or that FAB intended or believed it would incur debts beyond its ability to pay such debts as they mature and that FAB did not receive fair consideration or reasonably equivalent value in the Spin-Off. If a court were to agree with such a plaintiff, then such court could void the Spin-Off as a fraudulent transfer and could impose a number of different remedies, including without limitation, returning our assets or your shares in us to FAB, voiding our liens and claims against FAB, or providing FAB with a claim for money damages against us in an amount equal to the difference between the consideration received by FAB and the fair market value of us at the time of the Spin-Off.

The measure of insolvency for purposes of the fraudulent conveyance laws will vary depending on which jurisdiction’s law is applied. Generally, however, an entity would be considered insolvent if either the fair saleable value of its assets is less than the amount of its liabilities (including the probable amount of contingent liabilities), or it is unlikely to be able to pay its liabilities as they become due. No assurance can be given as to what standard a court would apply to determine insolvency or that a court would determine that FAB was solvent at the time of or after giving effect to the Spin-Off, including the distribution of our common stock.

From and after the Spin-Off, we will be responsible for the debts, liabilities and other obligations related to the business or businesses which we own and operate following the consummation of the Spin-Off. Although we do not expect to be liable for any of these or other obligations not expressly assumed by us, it is possible that we could be required to assume responsibility for certain obligations retained by FAB should FAB fail to pay or perform its retained obligations. Other than FAB’s lease obligation for office space in Los Angeles, already included in the financial results, we do not know of any other obligations that FAB will retain that may become the responsibility of Libsyn.

Registrant’s Accounting and Management Systems and Resources May Be Inadequate.

Libsyn’s accounting and other management systems and resources may not be adequate to meet the financial reporting and other requirements to which Libsyn will be subject following the Spin-Off.  If Libsyn is unable to achieve and maintain effective internal controls, its operating results and financial condition could be harmed.

Prior to the Spin-Off, Libsyn was not directly subject to reporting and other requirements of the Securities Exchange Act of 1934 (the “Exchange Act”).  As a result of the Spin-Off, Libsyn will  be directly subject to reporting and other obligations under the Exchange Act, including the requirements of Section 404 of the Sarbanes-Oxley Act of  2002 (“Sarbanes-Oxley”). Sarbanes-Oxley will require annual management assessments of the effectiveness of Libsyn’s internal controls over financial reporting. Libsyn’s reporting and other obligations will place significant demands on its management and administrative and operational resources, including accounting resources.

To comply with these requirements, Libsyn may need to upgrade its systems, including information technology, implement additional financial and management controls, reporting systems and procedures and hire additional legal, accounting and finance staff.  If Libsyn is unable to upgrade its systems and procedures in a timely and effective fashion, it may not be able to comply with its financial reporting requirements and other rules that apply to public companies.  In addition, if Libsyn is unable to conclude that its internal controls over financial reporting are effective, Libsyn could lose investor confidence in the accuracy and completeness of its financial reports. Any failure to achieve and maintain effective internal controls could harm Libsyn’s operating results and financial condition.

Libsyn’s Success will Depend on its Ability to retain Key Employees and Recruit Key Management Personnel.

One of Libsyn’s primary assets is its highly-skilled personnel.  These personnel could leave Libsyn and so deprive Libsyn of the skill and knowledge essential for performance of its existing and new business. Some of Libsyn’s employees may have additional or different responsibilities following the Spin-Off as a result of the fact that Libsyn will be an independent publicly held company.  If any of Libsyn’s key personnel leaves for one of these or any other reason(s), it could harm Libsyn’s operating results and financial condition.

Risk Factors Relating to Libsyn Common Stock

There is no Public Market for Libsyn’s Common Stock.

There is currently no public market for Libsyn’s common stock.  Prior to the completion of the Spin-Off, Libsyn will submit to a market maker the information that is required by Form 211 under Rule 15c2-11 of the SEC.  This Form 211 will be filed with and be subject to review and final approval of FINRA, and we cannot assure you as to when this review process will be complete.  Unless and until FINRA has completed this review, there will be extremely limited liquidity for Libsyn’s shares of Common Stock.

The Market Price and Trading Volume of Libsyn Common Stock may be Volatile and may Face Negative Pressure.

Before the Spin-Off, there was a trading market for FAB’s common stock but not for the shares of the Libsyn common stock.  Libsyn shares issued in the Spin-Off will trade publicly for the first time following the Spin-Off and the completion of FINRA’s review of the Form 211.  Until, and possibly even after, orderly trading markets develop for Libsyn Common Stock, there may be significant fluctuations in price. Investors’ interest may not lead to a liquid trading market and the market price of Libsyn Common Stock may be volatile. This may result in short or long-term negative pressure on the trading price of shares of Libsyn Common Stock.

The market price of Libsyn’s Common Stock may be volatile due to the risks and uncertainties described in this “Risk Factors” section, as well as other factors that may affect the market price, such as:

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Conditions and publicity regarding the podcast hosting industries generally;

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Price and volume fluctuations in the stock market at large which do not relate to Libsyn’s operating performance; and

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Comments by securities analysts or government officials, including those with regard to the viability or profitability of the podcasting sector generally or with regard to our ability to meet market expectations.

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The stock market has from time to time experienced extreme price and volume fluctuations that are unrelated to the operating performance of particular companies.

Future sales of Libsyn Common Stock Could Adversely Affect its Stock Price and its Ability to Raise Capital in the Future.

Sales of substantial amounts of Libsyn common stock could harm the market price of its stock. This also could harm Libsyn’s ability to raise capital in the future. The shares issued in the Spin-Off will be freely tradable without restriction under the Securities Act of 1933 (the “Securities Act”) by persons other than “affiliates,” as defined under the Securities Act. Any sales of substantial amounts of Libsyn common stock in the public market, or the perception that those sales might occur, could harm the market price of Libsyn’s common stock.

Neither Libsyn nor FAB will solicit the approval of its stockholders for the issuance of authorized but unissued shares of Libsyn common stock unless this approval is deemed advisable by our board of directors or is required by applicable law, regulation or any applicable stock exchange listing requirements. The issuance of those shares could dilute the value of Libsyn’s outstanding shares of common stock.

Risk Factors Relating to Libsyn’s Business

Libsyn may pursue acquisitions, investments or other strategic relationships or alliances, which may consume significant resources, may be unsuccessful and could dilute holders of its common stock.

Acquisitions, investments and other strategic relationships and alliances, if pursued, may involve significant cash expenditures, debt incurrence, operating losses, and expenses that could have a material adverse effect on Libsyn’s financial condition and operating results. Acquisitions involve numerous other risks, including:

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Diversion of management time and attention from daily operations;

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Difficulties integrating acquired businesses, technologies and personnel into Libsyn’s business;

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Inability to obtain required regulatory approvals and/or required financing on favorable terms;

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Entry into new markets in which Libsyn has little previous experience;

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Potential loss of key employees, key contractual relationships or key customers of acquired companies or of Libsyn; and

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Assumption of the liabilities and exposure to unforeseen liabilities of acquired companies.

If these types of transactions are pursued, it may be difficult for Libsyn to complete these transactions quickly and to integrate these acquired operations efficiently into its current business operations. Any acquisitions, investments or other strategic relationships and alliances by Libsyn may ultimately harm our business and financial condition. In addition, future acquisitions may not be as successful as originally anticipated and may result in impairment charges.

Libsyn’s Products and Services Compete in Segments of the Internet Service Industry that are Highly Competitive.

The principal competitive factors that affect Libsyn include: technical innovation, marketing products and services, podcast monetization, managing costs to maintain competitive pricing, delivering superior customer service, and aggressively managing costs.  Libsyn cannot assure you that it will be able to successfully compete against current and future competitors and grow and maintain its market share.

We may be required to Record a Significant Charge to Earnings as we are required to Re-assess our Goodwill or other intangible assets.

We are required under U.S. GAAP to review our intangible assets, including goodwill for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Goodwill is required to be tested for impairment annually or more frequently if facts and circumstances warrant a review. Factors that may be considered a change in circumstances indicating that the carrying value of our intangible assets may not be recoverable include a decline in stock price and market capitalization and slower or declining growth rates in our industry. We may be required to record a significant charge to earnings in our financial statements during the period in which any impairment of our goodwill or amortizable intangible assets is determined.

We face a Higher Risk of Failure Because of the Competitiveness of Companies in the Internet, Technology, and Media Industries.

We face the difficulties frequently encountered by internet, technology and media companies in new and evolving markets.  These potential difficulties include the following:

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substantial delays and expenses related to testing and developing of our new products;

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successfully establishing podcasting as a large-scale advertising medium;

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marketing and distribution problems with new and existing products and technologies;

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we are at the mercy of third-party providers, marketplaces and social media platforms who control distribution of podcasts;

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competition from larger and more established companies;

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delays in reaching our marketing goals;

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difficulty in recruiting qualified employees for management and other positions;

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our lack of sufficient customers, revenues and cash flow; and

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our limited financial resources.

We may continue to face these and other difficulties in the future.  Some of these problems may be beyond our control.  If we are unable to successfully address them, our business will suffer.

We may not be able to Maintain and Enhance our Brand.

Management believes that the Libsyn brand has significantly contributed to the growth of the business.  It is critical to expanding our product and service offerings. The Libsyn brand is a key component in marketing products and services and attracting new users. Maintaining and enhancing our brand depends largely on our ability to provide useful and reliable products and services, which we may not do successfully. Additionally, if we fail to provide superior customer service our brand may be adversely impacted. If events occur that damage our reputation and brand, we may not be able to compete.

If We do not Respond Effectively to Technological Change, our Products and Services Could Become Obsolete.

The development of our products and services and other technology entails significant technical and business risks. To remain competitive, we must continue to improve our products' responsiveness, functionality and features.

High technology industries are characterized by:

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rapid technological change;

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changes in user and customer requirements and preferences;

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frequent new product and services introductions embodying new technologies; and

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the emergence of new industry standards and practices.

The evolving nature of the Internet could render our existing technology and systems obsolete.  Our success will depend, in part, on our ability to:

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license or acquire leading technologies useful in our business;

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develop new services and technologies that address our users' increasingly sophisticated and varied needs; and

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respond to technological advances and emerging industry and regulatory standards and practices in a cost-effective and timely way.

Future advances in technology may not be beneficial to, or compatible with, our business. Furthermore, we may not use new technologies effectively or adapt our technology and systems to user requirements or emerging industry standards in a timely way.  In order to stay technologically competitive, we may have to spend large amounts of money and time.  If we do not adapt to changing market conditions or user requirements in a timely way, our business, financial condition and results of operations could be seriously harmed.

If We Fail to Develop New Products, or if we Incur Unexpected Expenses or Delays in Product Development, we may Lose our Competitive Position.

Although we currently have fully developed products available for sale, we are also developing various products and technologies that we will rely on to remain competitive.  These new products and technologies are related to podcast operations, are ongoing and in various stages of their product lifecycle. New products and features are continuously developed to address customer and market requirements. Technology changes and advances are also constantly implemented to reduce costs, increase reliability and improve our products. Libsyn recently launched a newly redesigned podcast player that can be embedded on websites or shared via social media, a Google Play Music destination for podcast distribution and is currently working to integrate security and billing updates for online payment processing. Due to the risks in developing new products and technologies, limited financing, competition, obsolescence, loss of key personnel and other factors, we may fail to develop these technologies and products, or we may experience lengthy and costly delays in doing so.

Changes to Podcast, App and Social Media Platform Policies and Processes could have an Adverse Effect on the Business Plans of Libsyn, including Revenues.

Podcasts and Podcast Apps are available in the most popular online platforms and directories. Podcasts are included in third party directories such as iTunes and Google Play. Podcast Apps are available in App Stores such as Apple, Google, Windows, Amazon and Verizon. Additionally, customer use Libsyn to distribute podcasts on social media platforms (Facebook, Twitter) and other third-party content aggregators such as Spotify. We rely on these third parties and must adhere to their rules for inclusion, which in some cases requires their approval for submission. Changes to these policies and requirements may prevent us from distributing podcasts on these platforms in the future.

Distribution, which cannot be guaranteed depends on third-party review personnel, their management and the specific platform and company policies which are subject to change at any time.  Changes in policy and rejection of Podcasts or Podcast Apps by any one or all of the online platforms could have an adverse impact on future business plans of Libsyn, including revenue.

Additionally, these same policies may adversely affect monetization strategies. These platforms may seek to limit our ability to generate revenue from advertising, premium content or the sale of apps. Our business, financial condition and results of operations could be seriously harmed as a result.

System and Online Security Failures Could Harm our Business and Operating Results.

The operation of our business depends on the efficient and uninterrupted operation of our computer and communications hardware systems.  Our systems and operations are vulnerable to damage or interruption from many sources, including fire, flood, power loss, telecommunications failure, break-ins, earthquakes and similar events.  Our servers are also vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. Any substantial interruptions in the future could result in the loss of data and could destroy our ability to generate revenues from operations.

The secure transmission of confidential information over public networks is a significant barrier to electronic commerce and communications.  Anyone who can circumvent our security measures could misappropriate confidential information or cause interruptions in our operations. We may have to spend large amounts of money and other resources to protect against potential security breaches or to alleviate problems caused by any breach.

Our Operating Results Could be Impaired if we Become Subject to Burdensome Government Regulation and Legal Uncertainties.

We are not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally.  However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, relating to:

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user privacy;

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pricing;

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content;

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copyrights;

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distribution; and

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characteristics and quality of products and services.

The adoption of any additional laws or regulations may decrease the expansion of the Internet.  A decline in the growth of the Internet could decrease demand for our products and services and increase our cost of doing business.  Moreover, the applicability of existing laws to the Internet is uncertain with regard to many issues, including property ownership, export of specialized technology, libel and personal privacy.  Our business, financial condition and results of operations could be seriously harmed by any new legislation or regulation.  The application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services could also harm our business.

THE SPIN-OFF

Reasons for the Spin-Off

FAB has been through a period of tremendous uncertainty following FAB’s full board of directors becoming aware in late 2014 that one of FAB’s subsidiaries had entered into contracts to obtain license rights to film and television content at a total cost of RMB 525 million.  To date, FAB’s board of directors has performed an investigation into these matters, but has been unable to verify the authenticity of the contracts, the identity of the counterparties, or the goods or services received by FAB’s subsidiary pursuant to the contracts.  Furthermore, FAB’s business in China appears to be abandoned and the owner of the office facilities leased, in part, by FAB’s subsidiary in Beijing has foreclosed on the premises for nonpayment of rent and claims to have a judgment against FAB’s subsidiary. FAB’s subsidiary’s retail stores are closed and empty and FAB’s management has been unable to determine whether FAB’s subsidiary’s wholesale business is operating.  FAB’s subsidiary’s digital business – provision of digital content over multiple platforms – has ceased for lack of funds.

On the other hand, Webmayhem’s operations have continued uninterrupted during this period of uncertainty, and FAB’s board of directors believes that the podcasting business they represent may be a source of future growth for stockholders.  In view of the issues confronting FAB’s former China businesses, however, it is very difficult for the market to accurately analyze and value Webmayhem so long as it constitutes a part of FAB.  In order to return value to the shareholders of FAB, FAB is completing the spin-off of its podcast hosting operations through a dividend to its stockholders as a separate public corporation, accounting for the transaction as a reverse spin-off.

ASC Codification 505.60.25-8 provides guidance for when a spinoff should be accounted for as a reverse spinoff.  The following are indicators that a spinoff should be accounted for as a reverse spinoff:

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All else being equal, in a reverse spinoff, the accounting spinnor, Libsyn (legal spinnee), is larger than the accounting spinnee (FAB).

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The fair value of the accounting spinnor, Libsyn, is greater than that of the accounting spinnee, FAB.

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The accounting spinnor, Libsyn retains the senior management of the formerly combine entity.

The assets of Libsyn are larger than the asset of FAB. The operating earnings and net income of Libsyn are larger than the net loss of FAB, and the fair value of Lisbyn is larger than the fair value of FAB.  Also, senior management of the formerly combined entity will remain with Libsyn. Therefore, the transaction for accounting purposes will be treated as a reverse spinoff.  Please see unaudited Pro Forma financials for further details of the two entities.

In addition, the Spin-Off will enable Libsyn to use its Common Stock more efficiently as an acquisition currency.  The ability to expand through selective acquisitions and partnerships is expected to be important to Libsyn’s continued success.  Management believes the spin-off will enable Libsyn to use its own stock more effectively as currency in acquiring, merging and otherwise making strategic investments in or partnering with other companies.   For these reasons, Libsyn expects that, after the Spin-Off, it will have greater autonomy and control over the use of its equity than now with Libsyn being a subsidiary of FAB.

When and How You Will Receive Libsyn Common Stock

FAB will distribute to its stockholders, as a pro rata dividend, 1 share of our Common Stock for every share of FAB common stock outstanding as of 5:00 p.m., New York City time, on _______, 2016, the Record Date of the Distribution.

Prior to the Spin-Off, FAB will deliver all of the issued and outstanding shares of our Common Stock to the distribution agent. Interwest will serve as distribution agent in connection with the Distribution and as transfer agent and registrar for our Common Stock.

If you own FAB common stock as of 5:00 p.m., New York City time, on ____________, 2016, the shares of our Common Stock that you are entitled to receive in the Distribution will be issued to your account as follows:

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Registered stockholders. If you own your shares of FAB common stock directly through FAB’s transfer agent, Interwest, you are a registered stockholder. In this case, the distribution agent, Interwest, will credit the whole shares of our Common Stock you receive in the Distribution by way of direct registration in book-entry form to a new account with our transfer agent. Registration in book-entry form refers to a method of recording share ownership where no physical stock certificates are issued to stockholders, as is the case in the Distribution. You will be able to access information regarding your book-entry account holding our shares at Interwest. Commencing on or shortly after the Distribution Date, the distribution agent will mail to you an account statement that indicates the number of whole shares of our Common Stock that have been registered in book-entry form in your name. We expect it will take the distribution agent up to two weeks after the Distribution Date to complete the distribution of the shares of our Common Stock and mail statements of holding to all registered stockholders.

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“Street name” or beneficial stockholders. Most FAB stockholders own their shares of FAB common stock beneficially through a bank, broker or other nominee. In these cases, the bank, broker or other nominee holds the shares in “street name” and records your ownership on its books. If you own your shares of FAB common stock through a bank, broker or other nominee, your bank, broker or other nominee will credit your account with the whole shares of our Common Stock that you receive in the Distribution on or shortly after the Distribution Date. We encourage you to contact your bank, broker or other nominee if you have any questions concerning the mechanics of having shares held in “street name.”

We are not asking FAB stockholders to take any action in connection with the Spin-Off. No approval of the holders of FAB common stock is required for the Spin-Off. We are not asking you for a proxy and request that you not send us a proxy. We are also not asking you to make any payment or surrender or exchange any of your shares of FAB common stock for shares of our Common Stock. The number of outstanding shares of FAB common stock will not change as a result of the Spin-Off.

John Busshaus, CFO of FAB has been appointed to respond to any shareholder questions about the Spin-Off.  Questions and requests for assistance and additional copies of this Prospectus should be directed to Mr. Busshaus at (412) 621-0902.

Results of the Spin-Off

Upon completion of the Spin-Off, Libsyn will be an independent publicly held company owning all of the issued and outstanding shares of Webmayhem, which will continue to operate its podcast hosting businesses as a wholly-owned subsidiary of Libsyn.  For a discussion of the post Spin-Off businesses see the section entitled “Libsyn and Our Business.” Immediately after the Spin-Off, Libsyn expects it will have approximately 7,000 common shareholders of record of shares of its Common Stock and approximately 20,805,860 shares of Common Stock outstanding. The exact number of shares to be issued in the Spin-Off will be determined based on the number of shares of FAB outstanding on the Record Date.

Listing and Trading of Libsyn Common Stock

Currently, there is a public market for FAB common stock.  Libsyn intends to provide a market maker with the information needed for it to file a Form 211 with FINRA in connection with the quotation of its common stock in the over-the-counter market.  Libsyn cannot assure investors as to when, or if, the initiation of quotations may commence or as to the price at which its common stock will trade. The trading prices of Libsyn Common Stock after the Spin-Off may be less than, equal to or greater than the trading price of the restructured FAB and Libsyn stock in the aggregate before (or after) the Spin-Off.  Shares of our Common Stock issued in the Spin-Off will be freely transferable, except for shares received by those who may have a special relationship or are affiliates.  Those who may be considered Libsyn affiliates after the Spin-Off generally include individuals or entities that control, are controlled by or are under common control with Libsyn. This may include some or all of Libsyn’s officers and directors.  Persons who are Libsyn affiliates will be permitted to sell their shares only pursuant to an effective Registration Statement under the Securities Act of 1933, as amended, and/or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 thereunder, specifically including the permitted number of shares. For more information on trading in shares of Libsyn common stock, see the section entitled “Shares Eligible for Future Sale.”

Reason for Furnishing this Prospectus

We are furnishing this Prospectus solely to provide information to holders of FAB common stock who will be issued shares of Common Stock of Libsyn in the Spin-Off. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any of Libsyn’s securities or those of FAB. The information contained in this Prospectus is believed by us to be accurate as of the date set forth on its cover. Changes may occur after that date, and neither Libsyn nor FAB are required to update the information except in the normal course of our public disclosure obligations and practices and except as required by applicable law.

Expenses

The expenses of the Spin-Off are estimated to be approximately $92,000. These expenses will be borne by FAB prior to the Spin-Off and by Libsyn after the Spin-Off.  The expenses to be borne by FAB prior to the Spin-Off include legal fees, consulting services, wages for executive team and accounting.  After the Spin-Off, Libsyn will incur expenses including, investor relations, annual audit fees, quarterly reviews, legal counsel, accounting software and systems and wages for the executive team.

Accounting Consequences of the Spin-Off

Following the Spin-Off, Libsyn will account for its assets and liabilities based on the historical values at which they were carried by Webmayhem immediately prior to the Spin-Off (and deducted from FAB’s financials in such amount).  The financial statements appearing elsewhere in this Prospectus include historical financial information for Libsyn and its subsidiary, Webmayhem.  Pro forma financial statements of Libsyn giving effect to the Spin-Off are included in the section “Pro Forma Financial Information.”

U.S. Federal Income Tax Consequences of the Spin-Off

The following is a summary of material U.S. federal income tax consequences relating to the Spin-Off  to a stockholder of FAB that is a “United States person” as defined under Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”).  Each such stockholder is referred to herein as a “U.S. stockholder.”  The summary is based on the Code, the Treasury regulations promulgated thereunder, and interpretations of the Code and Treasury regulations by the courts and the Internal Revenue Service (“IRS”), all as they exist as of the date of this document and all of which are subject to change at any time, possibly with retroactive effect.

This summary does not discuss all tax considerations that may be relevant to stockholders in light of their particular circumstances, nor does it address the consequences to stockholders subject to special treatment under the U.S. federal income tax laws, including, without limitation:

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Non-U.S. stockholders;

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Insurance companies;

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Dealers or brokers in securities or currencies;

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Tax-exempt organizations;

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Financial institutions;

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Mutual funds;

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Pass-through entities and investors in such entities;

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Holders that own, or are deemed to own, 5% or more, by voting power or value, of FAB’s equity;

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Holders who hold their shares as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other-risk reduction transaction;

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Holders who are subject to the alternative minimum tax; or

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Holders who acquired their shares upon the exercise of employee stock options or otherwise as compensation.

In addition, this summary does not address the U.S. federal income tax consequences to those U.S. stockholders who do not hold their FAB shares as a capital asset. Finally, this summary does not address any estate, gift or non-income tax consequences or any state, local or foreign tax consequences.

Investors are urged to consult their own tax advisor concerning the U.S. federal, state and local and any non-U.S. tax consequences of the Spin-Off.

All stockholders should consult their own tax advisors concerning the specific tax consequences of the Spin-Off of Libsyn Common Stock to holders of FAB common stock in light of their particular circumstances. This summary is not intended to be, nor should it be construed to be, legal or tax advice to any particular investor.

FAB intends to treat the Spin-Off as a taxable non-liquidating distribution to its stockholders,  As such, based on such treatment, each U.S. stockholder receiving shares of Libsyn Common Stock in the Spin-Off should be treated as if such stockholder had received a distribution in an amount equal to the fair market value of Libsyn common stock received, which would result in (1) a taxable dividend to the extent of such stockholder’s pro rata share of FAB’s current and accumulated earnings and profits, (2) a reduction in such stockholder’s basis (but not below zero) in FAB common stock to the extent the amount received exceeds such stockholder’s share of earnings and profits and (3) a taxable gain to the extent the amount received exceeds the sum of the amount treated as a dividend and the stockholder’s basis in the FAB common stock. Any such gain would generally be a capital gain if the FAB common stock is held by such stockholder as a capital asset on the Distribution Date.

A U.S. stockholder also may be subject to information reporting with respect to the Spin-Off.  In addition, such stockholder may be subject to “backup withholding” on the Distribution, unless such stockholder provides proof of any applicable exemption or a correct taxpayer identification number, and otherwise complies with the requirements of the backup withholding rules.  Backup withholding is not an additional tax, and it may be refunded or credited against a U.S. stockholder’s U.S. federal income tax liability if the required information is timely supplied to the IRS.

DIVIDEND POLICY

Libsyn does not anticipate, following the Spin-Off, paying any dividends on its Common Stock in the foreseeable future.  Any such payment and amount of dividends will be subject to the discretion of Libsyn’s Board of Directors and will depend, among other things, on its financial condition, results of operations, cash requirements, future prospects and other factors that may be considered relevant by Libsyn’s Board of Directors.

LIBSYN’S BUSINESS

The Business of Podcasting

Overview of the Industry

Podcasting began with the simple idea that anyone could create an audio show (like a radio show) and make it available over the internet via an RSS (Rich Site Summary often called Really Simple Syndication) feed for on-demand consumption. Creating a podcast was inexpensive and easy, requiring a microphone and personal computer. Internet connectivity and the growing popularity of mobile devices made this new form of media exciting for podcasters and audiences. Podcasting gave creators an outlet to publish and reach broad audiences which in turn had the freedom to choose niche subjects of interest at their convenience, not based on radio or television schedules.

Today, audio and video podcasts or “shows” are created by both individuals and large, well-established brands using tools ranging from a mobile device or personal computer to commercial production equipment. Podcasts are largely audio and encompass a wide variety of topics across 16 categories including comedy, sports, technology, news, education and music. They are available to audiences world-wide through online directories, aggregators, apps, social media and web sites via download or streaming. Monetization strategies for podcast producers include advertising or the sale of premium podcast content. While podcasting remains an exciting new media outlet, its mainstream impact is more evident than it was a decade ago.

Podcasts have steadily increased in popularity led by the rapid adoption of smartphones and blue-tooth technology allowing for easier in-car listening. The proliferation of mobile computing devices, Apps and faster WiFi and mobile data speeds have also contributed to the ease with which podcasts are consumed.

Podcasting attracted increased mainstream attention with the launch of the popular 2014 podcast Serial and the 2015 podcast interview of President Obama by Marc Maron.  Serial became the fastest podcast to reach 5 million streams and/or downloads in iTunes history and had more than 100 million downloads overall.  Marc Maron’s WTF podcast, which is hosted by Libsyn, reached well over 725,000 download requests in the first 24 hours of the episode’s launch and hit the one million mark in under 48 hours, doubling the previous record on the Libsyn platform.

Pew Research Center data shows that the podcast medium has been growing its audience over 2014 and 2015 and indicates that the increased reach and upward trend line of podcast consumption is evident in every available measure.

The percentage of Americans who have listened to a podcast in the past month has almost doubled since 2008, from 9% to 17% by January of 2015. The percentage listening in 2015 was up two points over 2014 levels (15%).

Awareness of podcasting among Americans 12 years of age and older has more than doubled since 2006, when Nielsen measured it at 22%. Overall awareness of podcasting is increasing at a modest pace, with roughly half (49%) of Americans ages 12 and up aware of podcasting by early 2015, up only slightly since 2010 (45%).

Challenges

While awareness and podcast listeners have doubled, podcasts are still not as universally recognized or consumed when compared to traditional media outlets. Pew’s findings also indicate that podcast adoption rates are low with 83% of Americans not listening in the past month. In the same way that radio and television evolved over several decades, podcasting is still in its infancy. Therefore, the challenges of discovery, audience growth and monetization remain for the majority of podcasters.

Podcasting maintains a very small share of the overall global audio industry and an even smaller portion of the global video industry. Podcasts continue to face competition from big media brands and traditional entertainment even though online and digital consumption is growing. Celebrities are able to leverage their brand and ties to entertainment to promote their show, get advertisers and sell premium content. Niche podcasts can capitalize on their highly specialized content and targeted audiences to attract sponsors. Many individual podcasts however are not able to effectively monetize their show through demographic based advertising or sale of premium content. Packaging smaller shows together to leverage economies of scale for advertising campaigns that target remnant inventory or blanket buys has resulted in low advertising rates and small returns for individual podcasts.

The latest episodes of iTunes Top 100 podcasts contained only 186 ads and more than a third of the shows had no ads. Most were the same ads heard on programs such as Howard Stern: Casper mattresses, Audible, and Squarespace. Podcast ads are largely host-read scripts for mid-sized companies selling online and tracked by entering a code identifying the podcast. Podcasts have not attracted the household brand names that you find on prime-time TV. These brands have big budgets that allow those advertisers to buy in bulk, spending less per ad, but creating more ad revenue overall.

There are many well documented examples of podcasting success but unfortunately, there appears to be no winning formula that can be applied across the board. With a low barrier to entry, many podcasters get started with expectations of attracting large audiences and making money. In reality, creating great content and building an audience requires time and a lot of effort. The economics of podcasting is one of the leading factors in “podfading”. Producers stop podcasting because they are not realizing sufficient returns for the investment required.

These topics are well debated among the medium’s pundits and remain themes that resonate at tradeshows, forums and educational programs. These challenges continue to present hurdles for content creators and industry players who have yet to successfully execute a universal solution.

Opportunity

The Libsyn platform has seen steady growth over the last 11 years with both financial and operational metrics trending upwards. Performance of the Libsyn business correlates with Pew’s findings that the medium has been growing its audience over the past two years. Expansion of the number of podcast shows on the Libsyn network, along with increases in requests for podcast episodes demonstrates the evolution of the industry and opportunities for revenue generation. Management believes that opportunity remains for podcasting growth and revenue generation.

A good indication of the potential for podcasting is the announcement by Google in 2015 that it planned to start offering podcasts to millions of new listeners on Android phones and tablets through Google Play Music. Spotify also moved to include podcasts within its music app last year to create a deeper, richer and immersive experience. Both platforms will connect new listeners with podcasts based on what they are doing or what they are interested in, improving discovery and increasing consumption. Additionally, correlating podcast content (along with music and news) to the interests and activities of listeners creates a strong target profile for advertisers.

In the past, brand advertisers utilized demographic targeting focused on age, gender and income among other factors to make podcast ad buys. Recently, psychographic segmentation by advertisers is being used to identify targets based on personality, interests, attitudes and lifestyles. While both are well suited to the highly engaged and targeted podcast audiences, psychographics defines what buyers want. This can be more highly correlated with podcast show topics and those audiences that consume them. As a result, smaller ad impression volumes than demographic buys can yield positive ROIs.

Companies that advertise on podcasts do so to reach very niche audiences that they are unable to reach through other channels. Advertisers know that the ads work by tracking the codes in the ad reads and can gauge ROI against sales. Additionally, these mid-sized companies feel that the endorsement styles of the podcast hosts help to soften the hard-sell message by keeping it authentic and not forced. Some in the advertising industry feel that podcast advertising will remain a niche but that there is opportunity to drive higher advertising rates because of the successful endorsement style. Producers have highly engaged audiences and create “relationships” with them through the show. Crafting the message in a way that resonates with the particular psychographic for the show leads to positive ROI for advertisers. With higher ad pricing, you don’t need as much volume and shows can earn money through advertising by securing sponsorships and flat rate ad buys.

Online advertising is expected to overtake television advertising in 2019, reaching $83.9 billion. Mobile advertising is forecast to increase from 30% share this year to a predicted 46% share or nearly $40 billion in 2019.

Management believes that potential opportunities in the podcast segment are also clearly evident based on the number of players that are capitalizing on this medium.

Competition

As podcasts continue to rise in popularity, there have been a variety of market entrants within the ecosystem and industry. These include podcast networks, aggregators, distribution platforms, social media sharing, monetization technologies, pre and post production tools, and consulting services. These players see the opportunities in market share and revenue arising from continued growth in podcasting.

Apple has been the market leader in mobile devices, driving the discovery of music, podcasts, movies and Apps through iTunes. To compete with Apple, Google, Amazon and Windows have launched App stores to support Android and Microsoft Phone8 devices. These App stores also include podcast apps. iTunes is still the dominant directory for discovery of podcasts and podcast apps. But players like Google and Spotify are syndicating podcast content and distributing it alongside news and music.

None of these players offer podcast hosting and distribution services and each has served in a synergistic role to compliment Libsyn’s business model. But unlike Apple, Google and Spotify are serving as distributors by delivering copies of podcast episodes that are hosted on their site with other music and audio files. They could become direct competitors, leveraging larger content offerings to generate advertising revenues.

Several other existing and new podcast networks, distribution platforms and monetization technologies present direct competition to Libsyn. Libsyn could face competition from free or lower cost podcast hosting services that hope to make money exclusively from advertising sales. Downward pricing pressure in advertising may result from competitors leveraging large economies of scale to sell quantity over quality audience targets. Additionally, competitors may undercut advertising rates to attract advertisers. Both will effectively lower advertising rates and provide lower performing results for advertisers which may harm the medium’s viability for campaign renewal or new advertisers.

Growth of the Libsyn network and revenue could be negatively affected by loss of podcast shows to competitors or downward pricing pressure.

Libsyn Overview

Libsyn was on the forefront of the podcast trend when it was founded in 2004, launching the first Podcast Service Provider (Host), offering storage, bandwidth and RSS creation tools. Today, Libsyn is a worldwide leader of podcast hosting, distribution and monetization. Hosting over 28,000 podcast shows, Libsyn delivered 3.3 billion podcast requests to audiences worldwide in 2015. The Libsyn brand has built a reputation for reliable service, world-class podcast statistics and exceptional customer service. This has allowed Libsyn to grow into one of the market leaders in the industry.

The Libsyn business has also experienced upward trends in the areas of podcast creation, consumption and audience growth. Podcast shows on the Libsyn platform increased to over 28,000 in 2015 from 22,000 in 2014 and 16,000 in 2013. This resulted in 2,572,295 active episodes in 2015 versus 2,145,840 in 2014 and 1,688,057 in 2013. Annual podcast download requests on the Libsyn platform exceeded 3.33 billion in 2015, up from 2.6 billion in 2014 and 1.9 billion in 2013. Additionally, the Libsyn network now reaches 55 million audience members monthly, an increase from 41 million in 2014 and 34 million in 2013.

In 2015, Libsyn generated 60% of its $7.2 million in revenue from Podcast hosting fees paid by Libsyn4 Producers.  Advertising revenue is 14% of overall revenues, and LibsynPro, which includes hosting, along with bandwidth charges and other professional level add-ons, makes up 17% of revenues.  App subscriptions make up 9% of total Libsyn revenues.

Podcast Hosting and Distribution

Libsyn is a Podcast Service Provider offering hosting and distribution tools which include storage, bandwidth, RSS creation, distribution and statistics tracking. Podcast producers can chose from a variety of hosting plan levels based on the requirements for their podcast. Podcast producers sign-up online at www.libsyn.com, using their credit card to subscribe to a monthly plan. Libsyn offers a basic, getting started plan for $5 per month and more advanced plans that include more storage, advanced stats and podcast apps. Plans are designed to provide full-featured podcast tools with generous storage and bandwidth transfer. LibsynPRO service is an enterprise solution for professional media producers and corporate customers that require media network features and dedicated support.

Libsyn supports both audio and video podcasts, allowing producers to upload podcast episodes through the Libsyn interface or via FTP to manage publishing to online directories, web portals, content aggregators, App marketplaces and social media platforms for both download and streaming.

Approximately 70% of the shows that Libsyn distributes reach audiences using Apple’s iTunes platform which includes iTunes on the computer, iPods, iPads, iPhones, iPad, Apple Watch, Apple TV and Apple’s Podcasts App on iOS devices. Libsyn also enables distribution to destinations like Google Play Music and aggregators such as Spotify. The OnPublish feature enables podcast episodes to be posted to social media sites such as Facebook, Twitter, Linked-In and blogging platforms like WordPress, Blogger. Libsyn also launched a newly redesigned podcast player that can be embedded on websites or shared via social media.

Libsyn’s podcast platform architecture allows for expansion of distribution destinations and OnPublish capabilities. Using the Libsyn service, podcast producers can more broadly distribute and promote their shows to attract larger audiences.

Mobile Podcast Apps

Each month, more than 1.5 billion people download apps for the Apps stores versus approximately 75 million who download podcasts. In order to grow audience for a podcast, producers seek to distribute the show everywhere. After the iTunes podcast directory, the next largest and most readily used marketplaces are App stores. Libsyn provides the ability for producers to have their own customized apps or be included in the Libsyn PodSource app, across all of the major App Stores. This includes Apple, Google, Amazon and Windows Phone8 App Stores.

This allows podcasts to be discovered by those new to podcasts but familiar with Apps and more importantly, enables a simple way to consume podcasts and share them with friends. Additionally, podcast apps open podcast consumption to users who are not Apple-centric and do not require listeners to subscribe or download podcasts. Once the App has been downloaded to a mobile device, the podcast episodes can be played directly from the App.

Advertising

The Libsyn Ad Sales team has ongoing relationships with agencies and advertisers and works directly with podcast producers on advertising and sponsorship opportunities. Producers’ shows earn revenue share from advertising campaigns. Additionally, Campaign Management services which include automated ad insertion tools are integrated into the Libsyn platform. These tools are used by the Libsyn Ad Operations team and enterprise customers to schedule and track ad impressions that are dynamically inserted into podcasts. Libsyn statistics show that over 50% of podcast downloads come from the back catalog of content. With dynamic ad insertion, ads are included only during the campaign which allows the entire show catalog to be available for future campaigns.  Host-read ads are permanently included in the episode limiting future advertising opportunities across a show’s entire inventory but benefiting advertisers with episodic lifetime advertising.

Advertisers and agencies run renewal campaigns and add new campaigns based on the ROI performance and working experience with Libsyn’s Ad Operations team. Based on management’s experience, advertisers prefer to deal with a company like Libsyn when it comes to podcast advertising, which has a larger audience reach. We are able to leverage our relationship with our producers and simplify the coordination of advertising buys and campaign tracking. Management believes that the value of targeted audiences will continue to drive higher-value CPMs (cost per million advertising rates) and sponsorship rates based on successful results, positive ROIs and relationships with the producers.

Premium Podcast Content

Premium podcast content is a monetization strategy for producers to lock down show episodes and offer them to their audience on a paid subscription basis. Through MyLibsyn, podcast shows get a custom App and a podcast website where listeners can access their show, login to purchase a subscription and get access to premium content. Subscriptions are offered on a one month, six month or annual basis and revenue is shared with the show’s producer. With over 50% of podcast downloads coming from the back catalog of content, the Premium offering enables shows to make their most recent episodes available for free in order to continue to build audiences but charge for their back catalog to generate revenue from the subscriptions.

The Premium offering is also available to LibsynPro customers to create private podcasts. Private Premium is ideal for large organizations and companies that want to distribute audio and video information internally through mobile apps. Access to Private Premium content is controlled and managed by an access list through the LibsynPro interface. The organizations pay monthly for the private subscribers so users are only required to download the App from one of the App stores and login. This provides an easy solution for organization to distribute information to employees, partners and affiliates by utilizing smartphone apps.

Libsyn’s Strategy

Following the completion of the Spin-Off, Libsyn plans to grow the company through organic growth.  Management believes that there are several market and economic conditions that make this strategy timely and with substantial potential upside.

Operations Plan

Libsyn intends to operate a centralized, scalable administrative operation at its Pittsburgh, Pennsylvania headquarters to take advantage of operational efficiencies and facilitate billing and compliance efforts.  Libsyn believes that centralized administrative functions will allow it to better understand and respond to our customers’ needs and to better control expenses.

Employees.

Libsyn does not conduct any material operations of its own.  Its operations are conducted through its wholly-owned subsidiary, Webmayhem.  We currently have a total of approximately 18 employees, of which 16 are full time employees.   None of such employees are represented by employee union(s).  Management believes its relations with all of its employees are good.

Property.

Libsyn’s principal executive offices consist of approximately 3,100 square feet of office space located at 5001 Baum Boulevard, Suite 770, Pittsburgh, Pennsylvania 15213.  Our telephone number is (412) 621-0902.

Litigation.

There are no material civil, administrative or criminal proceedings concluded, pending or on appeal against Libsyn, or Webmayhem.

Directors and Executive Officers.

The following table reflects the names, ages and positions of Libsyn’s executive officers and directors.

Name	Position	Age	1st Elected	Term Expiration
Christopher J. Spencer	CEO and Chairman of the Board	46	2015	Sept. 2016

John Busshaus	Chief Financial Officer	52	2015	N/A

Douglas Polinsky	Director	56	2015	Sept. 2016

Denis Yevstifeyev	Director	34	2015	Sept. 2016

J. Gregory Smith	Director	46	2015	Sept. 2016

Key Corporate Management.

Christopher Spencer has served as our Chief Executive Officer, President and as a director of Libsyn since its inceptions on September 29, 2015.  Mr. Spencer has served as Chief Executive Officer, President and a director of Future Healthcare of America since June 22, 2012.  Mr. Spencer has served as Chief Executive Officer, President and a director of FAB Universal Corp. since February 7, 2001.  From 1994 until 1996, Mr. Spencer founded and worked for ChinaWire, Inc., a high-technology company engaged in financial remittance between international locations and China.  Mr. Spencer worked for Lotto USA, Inc. from 1992-1994, where he was founder and Chief Executive Officer for the Pennsylvania computer networking company.  From 1990 until 1992, Mr. Spencer worked for John Valiant, Inc., and was responsible for business concept development and obtaining financing.

John Busshaus has served Chief Financial Officer of Libsyn since its inceptions on September 29, 2015. Mr. Busshaus has served as Chief Financial Officer of Future Healthcare of America since June 22, 2012.  Mr. Busshaus has served as the Chief Financial Officer of FAB Universal Corp. since January 29, 2007.  From 2004 to 2006, Mr. Busshaus was an independent business consultant.  Mr. Busshaus’ efforts were assisting organizations with the implementation of Sarbanes Oxley, filing of SEC reports, and taking a company through an IPO.  Mr. Busshaus worked for Talanga International from 2001 to 2004, where he was the Chief Financial Officer for the company.

From 1999 to 2000, Mr. Busshaus worked for Mellon Bank as Controller and Vice President, and was responsible for strategic planning and managing the annual and monthly budgeting within Global Security Services.  From 1994 to 1998, Mr. Busshaus worked for PepsiCo as Senior Business Planner, and was responsible for annual and quarterly budgets planning, as well as weekly, monthly and quarterly reporting of results.  As a member of management, Mr. Busshaus' efforts contributed to the revenue growth and market share increases in a market that was categorized as saturated.

Douglas Polinsky has served as a Director of Libsyn since its inceptions on September 29, 2015. Mr. Polinsky has served as a Director of Future Healthcare of America since June 22, 2012.  Mr. Polinsky has served as a Director of FAB Universal Corp. since October 2007.  Mr. Polinsky serves as the President of Great North Capital Corp., a Minnesota-based financial services company he founded in 1995.  Great North advises corporate clients on capital formation and other transaction-related financial matters.  Mr. Polinsky earned a Bachelor of Science degree in Hotel Administration at the University of Nevada at Las Vegas.

Greg Smith has as a Director of Libsyn since its inceptions on September 29, 2015. Mr. Smith has served as a Director of Future Healthcare of America since on June 22, 2012.  Mr. Smith has served as a Director of FAB Universal Corp. since October 2007.  Mr. Smith is an award-winning producer and entrepreneur with over 10 years of experience in Non-Fiction Television.  In 2000, Mr. Smith established The Solution Film Group, LLC and acts as the Company’s President.  Mr. Smith provides professional production and editorial support for various forms of non-fiction television entertainment, including the direction of media projects from development through production and post-production.  His clients include Discovery Channel, Science Channel, Discovery HD Theater, Animal Planet, The Military Channel, PBS, and Discovery Networks International.  Mr. Smith most recently won an Emmy in 2006 for the Discovery Channel’s animated special Before the Dinosaurs.  His other awards for excellence in production and editing include Emmys for the Discovery Channel’s Walking with Prehistoric Beasts and Allosaurus:  A Walking with Dinosaurs Special.  From 1997 to 2000, Mr. Smith worked for Discovery Communications, Inc. in the capacity of Supervising Producer from January 1998 to November 2000, and Producer/Editor from October 1997 to January 1998. From 1995 to 1996, Mr. Smith worked for Discovery Channel Pictures serving as Assistant Editor from March 1996 to October 1997, and Production Assistant from September 1995 to March 1996. From 1994 to 1995, Mr. Smith worked for Crawford Communications in Atlanta, Georgia as a Manager of Satellite Services for The Learning Channel.

Denis Yevstifeyev has served as a Director of Libsyn since its inceptions on September 29, 2015.  Mr. Yevstifeyev has served as a Director of Future Healthcare of America since June 22, 2012.  Mr. Yevstifeyev has served as a Director of FAB Universal Corp since October 2007.   From 2009 to 2012, and from 2015 to present, Mr. Yevstifeyev served as the Director of Financial Planning & Analysis for Education Management Corporation – Online Higher Education.  From 2012 to 2015, Mr. Yevstifeyev owned and operated his commercial printing company.  From 2007 to 2008, Mr. Yevstifeyev served as Sr. Financial Reporting Analyst for American Eagle Outfitters, Inc., in Pittsburgh.  His duties included: preparing and analyzing various internal and external financial reports; researching new accounting pronouncements and evaluating any impact on the financial statements.  He also reviewed accounting workpapers and prepared the company’s SEC filings for forms 8-K, 10-Q and 10-K.  From 2005 to 2007, Mr. Yevstifeyev worked for Schneider Downs, Inc., where he worked on Sarbanes-Oxley compliance engagements. In 2005, Mr. Yevstifeyev graduated with a Bachelor of Science degree in Business from Washington and Jefferson College.  He also graduated with honors from the Moscow Bank College of the Central Bank of Russia in Moscow with a degree in Finance in 2000.  From 2002 to 2003, Mr. Yevstifeyev served as the Settlement Department Manager for SDM BANK in Moscow, where he dealt with domestic and international corresponding banks, among other responsibilities.

EXECUTIVE COMPENSATION

Background

We currently operate as a business segment of FAB and will continue to do so until the completion of the Distribution. As a result, FAB has determined the compensation of our employees, including our named executive officers, or NEOs, and will continue to do so until the completion of the Spin-Off. Accordingly, except as otherwise indicated, the compensation arrangements discussed in this section are those of FAB.

Summary Compensation Table

The following sets forth the compensation of FAB’s Chief Executive Officer during fiscal 2015, and the other persons who served as executive officers during fiscal 2015. Unless otherwise noted, the amounts shown represent what was earned in fiscal 2015.

SUMMARY COMPENSATION TABLE – FISCAL 2015

Name and principal position	Salary ($)	Bonus ($)	Stock awards ($)	Non-equity incentive plan compensation ($)	All other compensation ($)	Total ($)
Christopher Spencer – Chief Executive Officer
2015	400,000	400,000	-	-	-	800,000
2014	400,000	-	-	-	-	400,000
2013	400,000	-	-	-	-	400,000
John Busshaus – Chief Financial Officer
2015	350,000	350,000	-	-	-	700,000
2014	350,000	-	-	-	-	350,000
2013	350,000	-	-	-	-	350,000

Employment Agreements

The Officers are employed under the terms of their employment agreement.  The term of the Officers employment was for three years beginning on October 1, 2012 and ending September 30, 2015. On October 1, 2015 and on each October 1st thereafter, the term of the Executives employment is automatically extended for one year, unless the Company notifies the Executive in writing at lease ninety (90) days prior that the Company does not wish to extend the Employment Agreement. Under the agreements, the officers are compensated at the base salary.  At the end of the initial three year term of the employment agreement, the Executive shall receive a bonus equal to the Executive’s highest annual salary.

Restricted Stock Awards

There were no issuances of restricted stock award during fiscal 2015 to any named executive.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning outstanding equity awards for the named executives as of December 31, 2015.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2015

	Option awards					Stock awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
John L. Busshaus	0	0	0	0		0	0	0	0
Chris Spencer	0	0	0	0		0	0	0	0

Grants of Plan-Based Awards for 2015

There were no plan-based equity awards made to our executive officers during fiscal 2015.

Option Exercises and Stock Vested

The following table sets forth information concerning fiscal 2015 option exercises and restricted stock that vested during fiscal 2014 for the named executives.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2015

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Christopher Spencer	0	0	0	0
John L. Busshaus	0	0	0	0

Pension Benefits

FAB does not have any plans that provide for payments or other benefits at, following, or in connection with retirement.

Nonqualified Deferred Compensation

FAB does not have a Deferred Compensation Plan for its executive officers.

Other Potential Post-Employment Payments

As of December 31, 2015, there were no named executives with employment contracts that require or required severance or other post-employment payments.

Summary Information about Equity Compensation Plans

As of December 31, 2015, FAB does not have any Stock Option Compensation Plans.

No Loans for Option Exercises.    It is FAB’s policy to not make loans to employees or officers for the purpose of paying for the exercise of stock options.

Stockholder Approval of Equity Compensation Plans.    The following table presents information as of December 31, 2015, about FAB’s common stock that may be issued upon the exercise of options granted to employees, consultants or members of the Board of Directors under all of our existing equity compensation plans and individual arrangements. As described above, FAB does not have any stock option plans under which options have been granted.

Plan Category	Maximum shares to be issued upon exercise of options	Weighted-average exercise price of outstanding options	Shares remaining available for future issuance under existing equity compensation plans (excluding shares reflected in first column)
Plans approved by stockholders	0	$0	5,038,667
Plans not approved by stockholders	0	0	0

Total	0	$0	5,038,667

DIRECTOR COMPENSATION

In 2016, the Board of Directors will consider stock options or other appropriate equity incentive grants to the outside directors. FAB reimburses directors for out-of-pocket expenses they incur when attending meetings of the Board. Salaried executives who serve as directors are not paid for their services as directors and accordingly, Christopher Spencer is not included in the director compensation table below.

The following table sets forth the compensation FAB paid its non-employee directors in 2015. Unless otherwise noted, the amounts shown represent what was earned in fiscal 2015.

DIRECTOR COMPENSATION TABLE – FISCAL 2015

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Doug Polinsky	24,000	0	0	0	0	0	24,000
J. Gregory Smith	24,000	0	0	0	0	0	24,000
Denis Yevstifeyev	24,000	0	0	0	0	0	24,000

All outside directors will receive a base annual cash compensation of $24,000, which will be paid monthly.

PRO FORMA FINANCIAL INFORMATION

LIBERATED SYNDICATION CORP.

UNAUDITED PROFORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined balance sheet of FAB Universal Corp., ("PARENT, FAB"), and the balance sheet of Liberated Syndication, Inc. as of December 31, 2015 ("Libsyn"), accounting for the transaction as a dividend of FAB Universal Corp, through the distribution of 20,805,860 common shares of the FAB (a reverse spinoff for accounting purposes) using the assumptions described in the following notes, giving effect to the transaction, as if the transaction had occurred as of January 1, 2015. The transaction is estimated to be completed on July 1, 2016.

The Unaudited Consolidated Balance Sheet and Statement of Operations of FAB Universal Corp. and Subsidiaries presented in this pro forma are the financial results of the U.S. based operations as the business in China appears to be abandoned.  The preparation of financial statements was completed in conformity with generally accepted accounting principles. All inter-company transactions have been eliminated in consolidation.

The following unaudited pro forma condensed combined statement of operations reflects the results of operations of FAB for the twelve months ended December 31, 2015 and the three month period ended March 31, 2016 and the results of operations of Liberated Syndication Inc. as if the  transaction  had  occurred  as of the January 1, 2015.

The pro forma condensed combined financial statements should be read in conjunction with the separate financial statements and related notes thereto of Liberated Syndication Inc. These pro forma condensed combined financial statements are not necessarily indicative of the combined financial position, had the acquisition occurred on the date indicated above, or the combined results of operations which might have existed for the periods indicated or the results of operations as they may be in the future.

LIBERATED SYNDICATION INC.

UNAUDITED PROFORMA COMBINED BALANCE SHEET

As of December 31, 2015

	Historical
	Consolidated FAB Universal Corp and Subsidiaries December 31, 2015 (unaudited)	Pro forma adjustments(a) Reverse Spin-Off of FAB Universal Corp.	Consolidated Liberated Syndication Inc. and Subsidiary December 31, 2015	Pro forma adjustments		Pro forma Combined As of December 31, 2015
Cash	$ 2,513,889	$ (43,195)	$ 2,470,694	-		$ 2,470,694
Accounts receivable, net	336,267	-	336,267	-		336,267
Prepaid expenses	75,000	(62,500)	12,500	-		12,500
Total current assets	2,925,156	(105,695)	2,819,461	-		2,802,237

PP&E, net	21,870	-	21,870	-		21,870
Goodwill	11,484,251	-	11,484,251	-		11,484,251
Other assets	3,582	(3,582)	-	-		-

Total assets	$ 14,434,859	$ (109,277)	$ 14,325,582	-		$ 14,325,582

Accounts payable	439,662	(29,228)	$ 410,434	-		410,434
Accrued expenses	217,069	(174,989)	42,080	-		42,080
Deferred revenue	146,859	-	146,859	-		146,859
Total current liabilities	803,590	(204,217)	599,373	-		599,373
Total liabilities	$ 803,590	$ (204,217)	$ 599,373	-		$ 599,373

Common stock	20,806	(20,806)	1	20,805	(b)	20,806
		1(c)
APIC	89,921,257	(64,205,939)	25,715,318	136,195	(b,d)	25,851,513
Accumulated deficit	(76,310,794)	64,321,684	(11,989,110)	(157,000)	(d)	(12,146,110)
Total shareholders’ equity	13,631,269	94,940	13,726,209	-		13,726,209
Total liabilities & shareholder’s equity	$ 14,434,859	$ (109,277)	$ 14,325,582	-		$ 14,325,582

See Notes To Unaudited Proforma Condensed Combined Financial Statements.

LIBERATED SYNDICATION INC.

UNAUDITED PROFORMA COMBINED BALANCE SHEET

As of March 31, 2016

	Historical
	Consolidated FAB Universal Corp and Subsidiaries March 31, 2016	Pro forma adjustments(a) Reverse Spin-Off of FAB Universal Corp.	Consolidated Liberated Syndication Inc. and Subsidiary March 31, 2016	Pro forma adjustments		Pro forma Combined As of March 31, 2016
Cash	$ 2,878,978	$ 8,251	$ 2887,229	-		$ 2,470,694
Accounts receivable, net	411,689	-	411,689	-		336,267
Prepaid expenses	160,679	(679)	160,000	-		12,500
Total current assets	3,451,346	7,572	3,458,918	-		2,802,237

PP&E, net	16,291	-	16,291	-		21,870
Goodwill	11,484,251	-	11,484,251	-		11,484,251
Other assets	3,582	(3,582)	3,582	-		-

Total assets	$ 14,955,470	$ 3,990	$ 14,959,460	-		$ 14,325,582

Accounts payable	476,138	4,976	481,114	-		410,434
Accrued expenses	204,371	(174,800)	29,571	-		42,080
Deferred revenue	155,689	-	155,689	-		146,859
Total current liabilities	836,198	(169,824)	666,374	-		599,373
Total liabilities	$ 836,198	$ (169,824)	$ 666,374	-		$ 599,373

Common stock	20,806	(20,805)	1	20,805	(b)	20,806
APIC	89,921,257	(64,233,355)	25,687,902	82,195	(b,d)	25,851,513
Accumulated deficit	(75,822,791)	64,427,974	(11,394,817)	(103,000)	(d)	(12,146,110)
Total shareholders’ equity	14,119,272	173,814	14,293,086	-		13,726,209
Total liabilities & shareholder’s equity	$ 14,955,470	$ 3,990	$ 14,959,460	-		$ 14,325,582

See Notes To Unaudited Proforma Condensed Combined Financial Statements.

LIBERATED SYNDICATION INC.

UNAUDITED PROFORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the year ended December 31, 2015

	Historical
	Consolidated FAB Universal Corp. and Subsidiaries December 31, 2015 (unaudited)	Pro forma adjustments (a) Reverse Spin-Off of FAB Universal Corp.	Consolidated Liberated Syndication Inc. and Subsidiary December 31, 2015	Pro forma adjustments		Pro forma Combined
Total revenues	$ 7,213,088	$ -	$ 7,213,088	$ -		$ 7,213,088

Cost of services	2,106,937	-	2,106,937	-		2,106,937
Operating Expenses	3,621,729	(1,496,584)	2,125,145	157,000	(d)	2,282,145
Other income (loss)	(3,366)	2,971	(395)	-		(395)
Income taxes	-	-	-	-		0
Net income	$ 1,481,056	$ (1,499,555)	2,980,611	$ (157,000)		$ 2,,823,611
Earnings per share:
Basic	$ 0.07					$ 0.14
Diluted	$ 0.07					$ 0.14
Weighted-average common shares outstanding:
Basic	20,805,860				(b)	20,805,860
Diluted	20,805,860				(b)	20,805,860

See Notes To Unaudited Proforma Condensed Combined Financial Statements.

LIBERATED SYNDICATION INC.

UNAUDITED PROFORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the three months ended March 31, 2016

	Historical
	Consolidate FAB Universal Corp. and Subsidiaries March 31, 2016 (unaudited)	Pro forma adjustments(a) Reverse Spin-Off of FAB Universal Corp.	Consolidated Liberated Syndication Inc. and Subsidiary March 31, 2015	Pro forma adjustments		Pro forma Combined
Total revenues	$ 2,065,277	$ -	$ 2,065,277	$ -		$ 2,065,277

Cost of services	655,196	-	655,196	-		655,196
Operating Expenses	922,078	(106,290)	815,788	103,000	(d)	918,788
Income taxes	-	-	-	-		-
Net income	$ 488,003	$ (106,290)	594,293	$ (103,000)		$ 491,293
Earnings per share:
Basic	$ 0.02					$ 0.02
Diluted	$ 0.02					$ 0.02
Weighted-average common shares outstanding:
Basic	20,805,860				(b)	20,805,860
Diluted	20,805,860				(b)	20,805,860

See Notes To Unaudited Proforma Condensed Combined Financial Statements.

LIBERATED SYNDICATION INC.

NOTES TO UNAUDITED PROFORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1 – Liberated Syndication Inc.

FAB Universal Corp., (“Parent, FAB") was incorporated under the laws of the State of Colorado. FAB is the Parent of Liberated Syndication Inc. (Libsyn).  As Libsyn is larger than FAB, this transaction will be a reverse spinoff for accounting purposes.

NOTE 2 – Liberated Syndication, Inc.

Liberated Syndication Inc., (“Libsyn") was incorporated under the laws of the State of Nevada on September 30, 2015 as a wholly owned subsidiary of FAB Universal Corp. to facilitate the spin-off of FAB Universal Corp.’s podcast hosting operations.  Webmayhem, Inc. ("Subsidiary"), a Pennsylvania corporation, organized on January 1, 2001 and a wholly owned subsidiary of FAB until being transferred to Liberated Syndication, Inc. to facilitate the spin-off from FAB.  Webmayhem operates in the podcast hosting services business.

NOTE 3   PROFORMA ADJUSTMENTS

On September 29, 2015, the Board of Directors of FAB resolved to spin-off the operations of Subsidiary, wherein FAB ownership of the Subsidiary was transferred to Libsyn and FAB’s Board of Directors declared a stock dividend of 1 share of common stock of Libsyn to each common shareholder of FAB that is payable on a date to be determined to each of FAB’s shareholders of record on the relevant record date.  The dividend will effectively spin-off the operations of Libsyn and Subsidiary to the shareholders of FAB.

Libsyn will assume and agree to pay, perform, fulfill and discharge, and FAB will have no responsibility for, (i) all liabilities under any Employee Arrangements (as defined), (ii) all employment or service-related liabilities with respect to (A) all Parent employees (and their dependents and beneficiaries), (B) former Parent employees (and their dependents and beneficiaries) whose last employment with FAB related primarily to the podcast hosting business and (C) any individual who is, or was, an independent contractor, temporary employee, consultant, leased employee, or non-payroll worker.

FAB and Libsyn will each be responsibility for its payroll tax obligations and for the proper reporting to the appropriate Governmental Authorities of compensation earned by their respective employees after the Distribution Date, including compensation related to the exercise of options.

These arrangements require FAB to assume and/or indemnify Parent for, among other things, all past, present and future liabilities related to our business.  Parent shall indemnify, defend and hold harmless FAB and their respective successors and assigns from, against and in respect of any and all Indemnifiable losses arising out of, relating to or resulting from, directly or indirectly:

(1)

the failure of Libsyn or any other person to pay, perform, satisfy or otherwise promptly discharge any Libsyn liabilities in accordance with their respective terms, whether prior to or after the Distribution Date or the date hereof;

(2)

Libsyn, any Libsyn liability, and any Libsyn asset;

(3) Any and all Liabilities arising out of or relating to the reverse Spin-Off, and/or the Registration Statement including, without limitation, any amounts it is required to pay to the Indemnified Parties and (ii) all amounts FAB is required to pay to directors of FAB (c) but only to the extent not arising out of or relating to a FAB Indemnified Party’s failure to perform its obligations;

(4)

Liabilities arising out of or relating to the oversight and/or management of the businesses and affairs of FAB prior to the Distribution Date; provided, that Parent’s responsibility for any such Liabilities will be based on an equitable allocation of such Liabilities between Parent and FAB, based on the extent to which, as applicable: (i) such Liabilities arose out of or relate to the Parent business, Parent assets, and/or Parent liabilities prior to the Distribution Date, and the FAB business, the FAB assets, and/or the FAB liabilities

LIBERATED SYNDICATION INC.

NOTES TO UNAUDITED PROFORMA CONDENSED COMBINED FINANCIAL STATEMENTS

prior to the Distribution Date, and/or (ii) Parent or FAB, as the case may be, benefited from the relevant FAB activities prior to the Distribution Date.

Proforma adjustments on the attached financial statements include the following:

(a)

To give effect to the reverse spinoff of FAB Universal Corp. Operating expenses that are the Parents responsibility that are unique to the FAB operations that would not be incurred by Libsyn, and include items such as wages, bonuses, legal fees, insurance, travel, and consulting fees.

(b)

To record the dividend and issuance of 20,805,860 common shares of Liberated Syndication Inc. in payment and distribution of a dividend by FAB Universal Corp. of 20,805,860 common shares of Liberated Syndication Inc. inclusive of the 1,000 common shares of Liberated Syndication Inc. held by FAB Universal Corp. resulting in a dividend of 1 share of Common Stock for every share of FAB Common Stock. FAB will not retain a non-controlling interest in Libsyn.

(c)

To reflect FAB Universal Corp’s ownership in Libsyn prior to the spin-off.

(d)

To record the estimated cost of being publicly traded including audit, legal, board fees, SEC and listing fees.

LIBERATED SYNDICATION INC.

NOTES TO UNAUDITED PROFORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 4 - PROFORMA EARNINGS PER SHARE

The  proforma  earnings  per  share  is  computed  based on the weighted average number of common shares  outstanding during the period plus the estimated shares issued in connection with the dividend (spinoff) had the  dividend been distributed at the beginning of the periods presented.

	For the Year Ended December 31, 2015	For the Three Months Ended March 31, 2016

Weight average number of common shares outstanding upon incorporation	1,000	1,000

Additional share issued and distributed as a dividend	20,804,860	20,804,860

Pro forma weighted average number of common shares outstanding during the period used in income per share after dividend(denominator)	20,805,860	20,805,860

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITIONA ND RESULTS OF OPERATIONS

Audited financial statements as of December 31, 2015 and 2014 are provided in this Prospectus.

Current Operational Overview

FAB has operated the subsidiaries, Liberated Syndication Inc. and Webmayhem Inc. (collectively “Libsyn”), with the oversight of management. FAB’s activity has been principally devoted to organizational activities, raising capital, evaluating operational opportunities and fulfilling regulatory requirements.

FACTORS AFFECTING RESULTS OF OPERATIONS:

Libsyn’s business correlates with Pew Research’s findings in that the medium has been growing its audience over the past two years. Expansion of the number of podcast shows on the Libsyn network, along with increases in requests for podcast episodes demonstrates the evolution of the industry and opportunities for revenue generation. Management believes that opportunity remains for podcasting growth and revenue generation.

Libsyn’s business has also experienced upward trends in the areas of podcast creation, consumption and audience growth. Podcast shows on the Libsyn platform increased to over 28,000 in 2015 from 22,000 in 2014 and 16,000 in 2013. This resulted in 2,572,295 active episodes in 2015 versus 2,145,840 in 2014 and 1,688,057 in 2013. Annual podcast download requests on the Libsyn platform exceeded 3.33 billion in 2015, up from 2.6 billion in 2014 and 1.9 billion in 2013. Additionally, the Libsyn network now reaches 55 million audience members monthly, an increase from 41 million in 2014 and 34 million in 2013.

The Libsyn4 product offering is a podcast hosting and distribution service which includes storage, bandwidth, RSS creation, distribution and statistics tracking. Podcast producers can chose from a variety of hosting plan levels based on the requirements for their podcast. Podcast producers sign-up online at www.libsyn.com, using their credit card to subscribe to a monthly plan. Libsyn’s standard plans range for $5 to $75 per month. LibsynPRO service is an enterprise solution for professional media producers and corporate customers that require media network features and dedicated support. LibsynPro revenue consists primarily of monthly hosting fees and bandwidth usage charges. Other professional level add-ons, such as set-up fees and custom features, represent a small portion of LibsynPro revenue.

Trends in the number of podcast shows on the Libsyn network and podcast consumption affect our revenue and financial results as they are directly related to cash flow and cost of revenue. Management believes that over the next 12 months growth in the podcasting industry and Libsyn’s market leadership will continue to fuel expansion of the Libsyn network and revenue. The company expects to see year-over-year cost of revenue continue to grow in 2016.   With the level of bandwidth usage currently incurred, the company has Content Delivery Network (CDN) and storage solution contracts that leverage economies of scale over the next 12 months to continue to help manage cost of revenue.

In 2015, Libsyn generated 60% of its $7.2 million in revenue from Podcast hosting fees paid by Libsyn4 Producers. LibsynPro revenue is 17% of overall revenues, and Advertising revenue makes up 14% revenues.  App subscriptions make up 8% of total Libsyn revenues. In 2014, those revenues contributions were 59% for Libsyn4, 15%, for LibsynPro, 19% for Advertising and 7% for App subscriptions.

RESULTS OF OPERATIONS:

Three Months Ended March 31, 2016 and 2015 :

During the three months ended March 31, 2016, Libsyn recorded revenues of $2,065,277, a 40% increase over revenues of $1,474,852 for the same period in 2015.  The increase for 2016 reflects an increase in Libsyn 4 hosting revenue as well as LibsynPro and Advertising revenue. Libsyn4 hosting revenue increased due to the 28% growth in the number of podcasts on the network when comparing the first quarter of 2016 versus 2015.  LibsynPro revenue increased as a result of additional LibsynPro networks using our platform in 2016 with increased bandwidth usage fees for delivery of podcasts contributing to the majority of the revenue gain.  Advertising revenue increased 154% in the first quarter of 2016 versus 2015. The increase resulted from an uptick in the campaign budgets from existing advertisers, show sponsorships from new and existing advertisers and the addition of new advertising campaigns. Premium subscription revenue decreased due the loss of a large premium subscription customers.

During the three months ended March 31, 2016, cost of revenue totaled $654,196, a 42% increase as compared to $461,749 for the same period in 2015. This is a reflection of the increase in bandwidth usage during 2016 due to the growth in the number of podcasts and increased podcast consumption on the Libsyn Platform. Cost of revenue is made up of bandwidth transfer charges from Libsyn’s CDNs, server collocation fees, and wages for the Research and Development team.   Libsyn posted gross profit of $1,410,081 during the three months ended March 31, 2016, versus gross profit of $1,013,103 for the same period in 2015, an increase of 39%.

Libsyn recorded total operating expenses of $815,788 during the three months ended March 31, 2016, a 64% increase as compared to operating expenses of $496,538 in the same period of 2015.  The increase is principally due to a bonus and related taxes and legal fees paid during the first quarter of 2016.  General and administrative expenses totaled $745,382 in 2016 versus $428,685 in 2015, an increase of 74%.  Selling expenses in 2016 were $70,406 versus $67,853 in 2015.

Libsyn’s net income was $594,293 for the three months ended March 31, 2016.  This represents a $77,728 increase from our net income of $516,565 for the three months ended March 31, 2015.

Fiscal year ended December 31, 2015 compared to fiscal year ended December 31, 2014:

During 2015, Libsyn recorded revenues of $7,213,018, a 37% increase over revenues of $5,274,608 for the same period in 2014.  The increase for 2015 reflects an increase in Libsyn 4 hosting revenue as well as LibsynPro and Premium subscription revenue. Libsyn4 hosting revenue increased due to the 29% growth in the number of podcasts on the network between 2014 and 2015.  LibsynPro revenue increased as a result of additional LibsynPro networks using our platform in 2015 with increased bandwidth usage fees for delivery of podcasts contributing to the majority of the revenue gain.  Advertisers and agencies continued to renew and add new campaigns in 2015 based on positive performance and experience with Libsyn’s Ad Operations team leading to a 4.5% increase in advertising revenue. Premium subscription revenue increased due the addition of new shows offering premium subscriptions and the increase in individuals signing up for subscriptions to premium content.

In 2015, cost of revenue totaled $2,106,937, a 9% increase as compared to $1,928,934 in 2014. This is a reflection of the increase in bandwidth usage during 2015 due to the growth in the number of podcasts and increased podcast consumption on the Libsyn Platform. Cost of revenue is made up of bandwidth transfer charges from Libsyn’s CDNs, server collocation fees, and wages for the Research and Development team.   Libsyn posted gross profit of $5,106,081 during 2015, versus gross profit of $3,345,674 for 2014, an increase of 53%.

Libsyn recorded total operating expenses of $2,125,145 during 2015, a 9% increase as compared to operating expenses of $1,947,726 in the same period of 2014.  The increase is principally due to an increase in wages during 2015.  General and administrative expenses totaled $1,826,994 in 2015 versus $1,709,511 in 2014, an increase of 7%, due to increases in wages.  Selling expenses in 2015 were $298,151 versus $238,215 in 2014 due to increase participation in trade shows and advertising and an increase in wages.  Wage increases were primarily due to salary adjustments, cost of living increases and new hires resulting from normal employee turnover.

Libsyn’s net income was $2,980,611 in 2015.  This represents a $1,582,356 increase from our net income of $1,398,255 in 2014.

Inflation and seasonality:

Libsyn does not believe that inflation or seasonality will significantly affect its results of operation.

Liquidity and Capital Resources

Three Months ended March 31, 2016 compared to Three Months ended March 31, 2015

Cash on hand was $2,887,229 at March 31, 2016, an increase of $416,535 over the $2,470,694 on hand at December 31, 2015.  Cash provided by operations for the three months ended March 31, 2016, was $443,950, a decrease of $73,082 over the $517,032 cash provided by operations for the three months ended March 31, 2015.  This decrease was from our operating results driven by an increase in revenue offset by the cost of revenue and increase wages paid during the first three months of 2016.

Cash used in financing activities was $27,415 for distributions to FAB Universal Corp. during the three months ended March 31, 2016 and $255,707 in 2015.  This is a standard practice between FAB Universal Corp. and Libsyn to transfer cash from the subsidiary to the Parent. Each month, the cash balance of each subsidiary is reviewed and the cash used for maintaining normal operations is transferred to the Parent.  A review of upcoming expenditures and the accounts receivable and accounts payable balances is also considered in determining the amount to transfer.

2015 compared to 2014

Cash on hand was $2,470,694 at December 31, 2015, an increase of $1,413,895 over the $1,056,799 on hand at December 31, 2014.  Cash provided by operations for 2015, was $2,910,317, an increase of $1,312,921 over the $1,597,396 cash provided by operations for 2014.  This increase was from our operating results driven by increase in revenue without having to incur expenses in the same proportion.

During 2015, there was no cash used in investing activities versus $16,598 used in 2014 for the purchase of equipment.

Cash used in financing activities was $1,496,422 for distributions to FAB Universal Corp. during 2015 and $1,227,254 in 2014.  This is a standard practice between FAB Universal Corp. and Libsyn to transfer cash from the subsidiary to the Parent. Each month, the cash balance of each subsidiary is reviewed and the cash in excess of the amount used for maintaining normal operations is transferred to the Parent.  A review of upcoming expenditures and the accounts receivable balance is also considered in determining the amount to transfer.

Debt and Contractual Obligations

Libsyn will be responsible for the financial obligation for the office space in Los Angeles, California. The lease arrangement is for $27,099 a month though February 2016, $27,872 a month through February 2017, $28,710 a month through February 2018, $29,581 a month through February 2019 and $30,573 a month through June 2019.

Critical Accounting Policies

Our discussion and analysis of our financial condition and the results of our operations are based upon our financial statements and the data used to prepare them. Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States. On an ongoing basis we re-evaluate our judgments and estimates including those related to bad debts, investments, long-lived intangible assets, and income taxes.

We base our estimates and judgments on our historical experience, knowledge of current conditions and our beliefs of what could occur in the future considering available information. Actual results may differ from these estimates under different assumptions or conditions. Our estimates are guided by observing the following critical accounting policies.

Goodwill

Goodwill represents the excess of the purchase price over the fair market value of identifiable net assets of acquired companies. Goodwill is not amortized, but rather is tested at least annually for impairment or more frequently if triggering events or changes in circumstances indicate impairment. The Company adopted the new guidance of Accounting Standards Update No. 2010-28, Intangibles — Goodwill and Other (Topic 350): When to Perform Step

2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts (ASU 2010-28), which simplifies the goodwill impairment test by allowing the option to first assess qualitative factors in order to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. Some of these qualitative factors may include macroeconomic conditions, industry and market considerations, a change in financial performance, entity-specific events, a sustained decrease in share price, and consideration of the difference between the fair value and carrying amount of a reporting unit as determined in the most recent quantitative assessment. If, through this qualitative assessment, the conclusion is made that it is more likely than not that a reporting unit's fair value is less than its carrying amount, a two-step impairment analysis is performed to estimate the fair value of goodwill. The first step involves comparing the fair value of a reporting unit to its carrying amount. If the carrying amount of the reporting unit exceeds its fair value, the second step of the process involves comparing the implied fair value to the carrying amount of the goodwill of that reporting unit. If the carrying amount of the goodwill of a reporting unit exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

Leases

The Company accounts for leases in accordance with Accounting Standards Codification (“ASC”) Topic 840.  Leases that meet one or more of the capital lease criteria of standard are recorded as a capital lease, all other leases are operating leases.

Revenue

The Company recognizes revenue when earned. The Company recognized revenue in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 605, Revenue is recognized when persuasive evidence of an arrangement exists, services have been provided, the price of services is fixed or determinable, and collection is reasonably assured.  We evaluate whether it is appropriate to record the gross amount of product sales and related costs or the net amount earned as commissions. Generally, when we are primarily obligated in a transaction, are subject to inventory risk, have latitude in establishing prices and selecting suppliers, or have several but not all of these indicators, revenue is recorded at the gross sale price. We generally record the net amounts as commissions earned if we are not primarily obligated and do not have latitude in establishing prices. Such amounts earned are determined using a fixed percentage, a fixed-payment schedule, or a combination of the two.

Income taxes

Libsyn accounts for income taxes using the liability method, which requires the determination of deferred tax assets and liabilities based on the differences between the financial and tax basis of assets and liabilities, using enacted tax rates in effect for the year in which differences are expected to reverse. Deferred tax assets are adjusted by a valuation allowance, if based on the weight of available evidence it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The Company anticipates earnings in the near future and the realization of the benefit of the deferred tax assets.

For a description of accounting changes and recent enacted accounting standards, including the expected dates of adoption and estimated effects, if any, on our financial statements, see “Note 1: Recently Enacted Accounting Standards” in the financial statements included elsewhere in this prospectus.

MARKET PRICE OF COMMON STOCK AND RELATED MATTERS

Market Information

While there has been a trading market for the shares of FAB, there has been no public trading market for the shares of Libsyn prior to the Spin-Off.  Libsyn expects that trading in the Common Stock may commence in the “over-the-counter” market upon the filing of a Form 211 with FINRA by one market maker and, 30 days after such market maker commences publishing quotations for the Common Stock, the use of the “piggyback exemption” by other market makers

Holders

As of January 31, 2016, there were approximately 7,000 shareholders of record of FAB common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

All of our Common Stock is currently beneficially owned by FAB. After the Spin-Off, FAB will not own any of our Common Stock. The following table sets forth, as of January 31, 2016, information concerning expected beneficial ownership of our common stock after giving effect to the Spin-Off by:

•

Each person or entity known to us who will beneficially own more than five percent of the outstanding shares of Libsyn’s common stock;

•

Each person who we currently know will be one of Libsyn’s directors or NEO at the time of the Spin-Off; and

•

As a group, all persons who Libsyn currently knows will be Libsyn directors and executive officers at the time of the Spin-Off.

The actual number of shares of common stock outstanding as of the Distribution Date may differ to the extent that new FAB common shares are issued or repurchased between January 31, 2016 and the Record Date.  If the number of outstanding shares of FAB common stock increases to more than 20,805,860 shares as of the record date, the number of shares to be issued to the FAB stockholders in connection with the Spin-Off will increase accordingly, and Libsyn will amend the registration statement of which this Prospectus is a part to increase the number of shares registered thereunder.

Based on information furnished to us or on filings made under the Exchange Act by or on behalf of such person or entity, except as otherwise indicated in the footnotes below, Libsyn believes that each person or entity has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s or entity’s name. Beneficial ownership is determined in accordance with the rules of the SEC and generally attributes beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to such shares. Except as otherwise noted below, the address for each person listed in the following table is 5001 Baum Boulevard -- Suite 770, Pittsburgh, Pennsylvania 15213.

The following table summarizes certain information with respect to the beneficial ownership of Libsyn’s shares, immediately after the Spin-Off:

Name of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Owner %
10% Stockholders:
Zhang Hongcheng	2,332,200	11.2%
Directors:
Douglas Polinsky	4,241	*
J. Gregory Smith	83,000	*

Executive Officers:
Christopher Spencer, Chief Executive Officer	234,392	1.1%
John L. Busshaus	57,524	*
All directors and executive officers as a group (5 persons)	2,711,357	13.0%

*     Less than 1%

(1)  The address of each director and officer is c/o Libsyn, 5001 Baum Blvd.  Suite 770, Pittsburgh, Pennsylvania 15213.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTNTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

On December 22, 2015, FAB Universal, Corp. (the “Company”) engaged Gregory & Associates, LLC. (“GA”), as the principal accountant for Liberated Syndication Inc. a wholly owned subsidiary of the Company and on the same date dismissed KCCW Accountancy Corp. (“KCCW”).

During the years ended December 31, 2015 and 2014, when KCCW was still the auditor of record, (i) there were no disagreements with KCCW on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to KCCW’s satisfaction, would have caused KCCW to make reference in connection with its opinion to the subject matter of the disagreement, and (ii) there were no “reportable events,” as that term is described in Item 304(a)(1)(v) of Regulation S-K.  The report of KCCW on the Company’s financial statements as of and for the fiscal year ended December 31, 2013 did not contain an adverse opinion or a disclaimer of an opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s two most recent fiscal years, the Company did not consult with GA regarding (i) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements and no written or oral advice was provided by GA that was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue or (ii) any matter that was either the subject of a disagreement or event, as set forth in Item 304(a)(1)(iv) or Item 304(a)(1)(v) of Regulation S-K.

Attached as Exhibit 16.1 is a copy of KCCW’s letter addressed to the SEC relating to the statements made by the Company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationship with FAB

Following the Spin-Off, we and FAB will operate independently, and neither will have any ownership interest in the other.

FAB was the guarantor on a lease agreement for office space in Los Angeles, CA, which was originally entered into by a US based company held by a Chinese entity with which FAB had a Variable Interest Entity agreement. The US based company held by the Chinese entity has no business purpose or relationship with Libsyn. As the guarantor, FAB has assumed the liability of the lease obligation.  Effective with the spin-off, Libsyn will assume the responsibility of the lease obligation as the guarantor.

The lease obligation for the space in Los Angeles, California is $27,099 a month though February 2016, $27,872 a month through February 2017, $28,710 a month through February 2018, $29,581 a month through February 2019 and $30,573 a month through June 2019.

 Separation

At the time of the Spin-Off, Libsyn will transfer to FAB that number of shares of Common Stock equal to the number of shares of common stock outstanding on the Record Date less 1,000 as a dividend. FAB will then distribute all the outstanding shares of Libsyn Common Stock held by it on a pro rata basis to holders of FAB’s common stock on the Distribution date.

Following the Spin-Off, all right, title and interest to the assets of Libsyn held on the Distribution Date will belong solely to Libsyn and FAB and Libsyn will eliminate all intercompany accounts between the two companies.

FAB will prepare and mail to all holders of its common stock, a notice of dividend promptly following the Distribution Date.

Pursuant to an indemnity agreement to be entered into immediately prior to the Distribution Date, FAB and Libsyn will jointly and severally indemnify, defend and hold harmless each of the officers, directors, employees, agents and advisors of FAB and Libsyn against any and all indemnifiable losses resulting from, directly or indirectly, the Spin-Off.

Tax Matters Arrangement

The Tax Matters Agreement was entered into on January 31, 2016, between FAB and Libsyn for the purpose of completing the Spin-Off of Libsyn, and will govern FAB’s and Libsyn’s respective rights, responsibilities and obligations after the Spin-Off with respect to taxes. Below is a summary of the material terms of the agreement.

Preparation and Filing of Tax Returns

FAB has the responsibility for the preparation and filing of:

(a) all Consolidated Returns (as defined) and all Combined Returns (as defined) for any taxable period up to and including the Distribution Date;

(b) all Income Tax Returns (other than Consolidated Returns and Combined Returns) with respect to FAB and/or any FAB subsidiary other than Libsyn (as defined) for any taxable period;

(c) all Non-Income Tax Returns (as defined) with respect to FAB and/or FAB subsidiary other than libsyn for any taxable period; and

(d) all Non-Income Tax Returns with respect to Libsyn, or the Libsyn Business (as defined), that are required to be filed on or prior to the Distribution Date.

Libsyn has the responsibility for the preparation and filing of:

(a) all Income Tax Returns (other than Consolidated Returns and Combined Returns) with respect to Libsyn for any taxable period that are required to be filed after the Distribution Date; and

(b) all Non-Income Tax Returns with respect to Libsyn that is required to be filed after the Distribution Date.

Liability for Ordinary Course Taxes

FAB will be liable for the following Taxes, and will be entitled to receive and retain all refunds of:

(a) all Taxes (as defined) attributable to FAB and/or FAB subsidiary other than libsyn, in each case for any and all periods,

(b) all Taxes attributable to Libsyn, the Libsyn Business, for all taxable periods (or portions thereof) ending on or prior to the Distribution Date,

(c) all Taxes for which Libsyn may be liable by virtue of any agreement or arrangement with respect to Taxes entered into on or prior to the Distribution Date.

Libsyn is liable for all Taxes attributable to Libsyn or the Libsyn Business, taxable periods (or portions thereof) beginning after the Distribution Date.

Related Party Transactions

We believe that the transactions and agreements discussed below (including renewals of any existing agreements) between us and related third parties are at least as favorable to us as could have been obtained from unrelated parties at the time they were entered into.

FAB was the guarantor on a lease agreement for office space in Los Angeles, CA, which was originally entered into by a US based company held by our Chinese subsidiary.  As the guarantor, FAB has assumed the liability of the lease obligation.  Effective with the spin-off, Libsyn will assume the responsibility of the lease obligation as the guarantor.

Policy and Procedures Governing Related Person Transactions

Following the Spin-Off, our newly-appointed Board of Directors will utilize procedures in evaluating the terms and provisions of proposed related party transactions or agreements in accordance with the fiduciary duties of directors under Nevada law. Our related party transaction procedures contemplate independent director review and approval of all new agreements, transactions or courses of dealing with related parties, including any modifications, waivers or amendments to existing related party transactions. We will test to ensure that the terms of related party transactions are at least as favorable to us as could have been obtained from unrelated parties at the time of the transaction. The independent directors will consider, at a minimum, the nature of the relationship between us and the related party, the history of the transaction (in the case of modifications, waivers or amendments), the terms of the proposed transaction, our rationale for entering into the transaction and the terms of comparable transactions with unrelated third parties. In addition, management and internal audit will annually analyze all existing related party agreements and transactions and review them with the independent directors.

DESCRIPTION OF CAPITAL STOCK

Libsyn was incorporated on September 29, 2015 in the State of Nevada.  Copies of its Articles of Incorporation and Bylaws have been filed as exhibits to the registration statement of which this Prospectus forms a part. The following information reflects FAB’s Articles of Incorporation and Bylaws as these documents will be in effect at the time of the consummation of the Spin-Off.

Authorized Capital Stock

Libsyn’s authorized capital stock consists of 210,000,000 shares, all of which have a par value of $0.001 per share.  Of the total authorized shares, 200,000,000 are designated as common stock, and 10,000,000 are designated as preferred stock.  Immediately following the Spin-Off, Libsyn will have approximately 20,805,860 shares of common stock issued and outstanding, based upon the number of shares of FAB’s common stock outstanding as of January 31, 2016.  As of the date hereof, Libsyn has no outstanding shares of preferred stock and we do not expect that any such shares will be outstanding at the time that the Spin-Off is completed.

Common Stock of Libsyn

Voting Rights.    The holders of Libsyn’s common stock will be entitled to one vote for each share held, on all matters voted on by Libsyn’s stockholders, including elections of directors.  Libsyn’s Articles of Incorporation do not provide for cumulative voting in the election of directors. Generally, all matters to be voted on by Libsyn’s stockholders must be approved by a majority of the votes entitled to be cast by all shares of common stock present or represented by proxy.

Dividends.    Holders of Libsyn’s common stock are entitled to receive dividends as, when and if dividends are declared by the respective Boards of Directors out of assets legally available for the payment of dividends.  It is not the current expectation of either of the companies to pay dividends.

Liquidation.    In the event of a liquidation, dissolution or winding up of Libsyn’s respective affairs, whether voluntary or involuntary, after payment of liabilities and obligations to creditors, the remaining assets will be distributed ratably among the holders of shares of common stock on a per share basis.  If there exist any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences. In either case, the affected company would need to pay the applicable distribution to its holders of preferred stock before distributions are paid to the holders of the associated common stock.

Rights and preferences.     Libsyn’s common stock has no preemptive, redemption, conversion or subscription rights. The rights, powers, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that may be designated and issued in the future.

Preferred Stock of Libsyn

Libsyn’s Articles of Incorporation provide that its Board of Directors has the authority, without action by the stockholders, to designate and issue up to 10,000,000 shares of preferred stock in one or more classes or series and to fix the powers, rights, preferences and privileges of each class or series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any class or series, which may be greater than the rights of the holders of the common stock. Any issuance of shares of preferred stock could adversely affect the voting power of holders of common stock, and the likelihood that the holders will receive dividend payments and payments upon liquidation could have the effect of delaying, deferring or preventing a change in control.  As of the date of this Prospectus, Libsyn’s Board of Directors has not designated any series of preferred stock and no shares of preferred stock will be issued in connection with the Spin-Off.

Anti-Takeover Effects of Certain Provisions of the Companies’ Articles of Incorporation and Bylaws

Board of Directors.   Libsyn’s Bylaws provide that, subject to the rights of the holders of any class or series of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively by a resolution adopted by Libsyn’s Board of Directors, but will not be less than one director.  The current number of directors currently serving on each company’s Board of Directors is four.

The Libsyn’s Bylaws further provide that, subject to the rights of the holders of any class or series of preferred stock to elect directors under specified circumstances, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the respective Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class will hold office for a term that coincides with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors will have the same remaining term as that of his or her predecessor. Subject to the rights, if any, of the holders of any outstanding class or series of preferred stock, any or all of Libsyn’s directors may be removed from office at any time by the affirmative vote of the holders of at least a majority of the voting power of their then outstanding capital stock entitled to vote generally in the election of directors.

Authorized Shares.  Libsyn’s Articles of Incorporation provide that each may from time to time issue shares of preferred stock in one or more series, the terms of which will be determined by the respective Boards of Directors, and common stock. The companies will not solicit approval of their stockholders unless such Board of Directors believes that approval is advisable or is required by stock exchange regulations or the applicable corporation law.  This could enable the respective Board of Directors to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of the affected company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of its management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of the affected company.

Special Meetings.    The Bylaws of each company authorize special meetings of stockholders to be called by the Board of Directors, the Chairman of the Board or the President, or at the request of holders of at least 10% of the stock of each company.

Advance Notice Procedures.  Libsyn’s amended and restated By-laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of stockholders. These stockholder notice procedures provide that only persons who are nominated by Libsyn’s Board of Directors, a committee thereof, or by a stockholder whose notice has been delivered to the company not less than 60 nor more than 90 days prior to the meeting.

For nominations to be properly brought before an annual meeting by a stockholder, such stockholder’s notice must set forth:

•

The name, age, business address and residence address of such nominee;

•

the principal occupation or employment of such person

•

The number of shares of common stock of the applicable company which are owned beneficially by the nominee;

•

Any other information relating to such person that is required to be disclosed in proxy solicitations for the election of directors or is otherwise required pursuant to Regulation 14A of the Exchange Act;

•

The name and record address of the nominating stockholder; and

•

The number of company shares held by such stockholder.

The Chairman of each company’s Board of Directors has the power and the duty to determine whether a nomination or any business proposed to be brought before the meeting has been made in accordance with the advance notice procedures and, if any proposed nomination or business is not in compliance with its Bylaws, to declare that the defective proposed business or nomination will not be presented for stockholder action at the meeting and will be disregarded.

Transfer Agent and Registrar

Interwest Transfer Company Inc., 1981 East Murray-Holladay Road, Salt Lake City, Utah  84117 (Telephone:  801-272-9294) will be the transfer agent and registrar for the common stock of both Libsyn and FAB following the completion of the Spin-Off.

Emerging Growth Company

Libsyn may be deemed to be an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act.  As long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding an annual nonbinding advisory vote on executive compensation and seeking nonbinding stockholder approval of any golden parachute payments not previously approved. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.”

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

We will remain an “emerging growth company” for up to five years, although we would cease to be an “emerging growth company” prior to such time if we have more than $1 billion in annual revenue, more than $700 million in market value of our common stock is held by non-affiliates or we issue more than $1 billion of non-convertible debt over a three-year period.

SHARES ELIGIBLE FOR FUTURE SALES

After completion of the Spin-Off, there will be approximately 20,805,860 Libsyn shares of its common stock outstanding, based upon the number of shares of FAB’s common stock outstanding on January 31, 2016.  Of these shares, 12,911,460 will be freely transferable without restriction under the Securities Act as well as the shares that are owned by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, which includes Libsyn’s directors, executive officers and significant stockholders. Shares of Libsyn’s common stock held by affiliates may not be sold unless they are registered under the Securities Act or are sold pursuant to an exemption from registration, including an exemption contained in Rule 144 under the Securities Act.

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who beneficially owns “restricted securities” of a “reporting company” may not sell these securities until the person has beneficially owned them for at least six months. Thereafter, affiliates may not sell within any three-month period a number of shares in excess of the greater of:  (i) 1% of the then outstanding shares of common stock as shown by the most recent report or statement published by the issuer; and (ii) the average weekly reported trading volume in such securities during the four preceding calendar weeks.

Sales under Rule 144 by Libsyn’s affiliates also will be subject to restrictions relating to manner of sale, notice and the availability of current public information about us and may be affected only through unsolicited brokers’ transactions.

Persons not deemed to be Libsyn’s affiliates who have beneficially owned “restricted securities” for at least six months but for less than one year may sell these securities, provided that current public information about Libsyn is “available,” which means that, on the date of sale, Libsyn has been subject to the reporting requirements of the Exchange Act for at least 90 days and is current in its Exchange Act filings. After beneficially owning “restricted securities” for one year, Libsyn’s non-affiliates may engage in unlimited re-sales of such securities.

Shares received by Libsyn’s affiliates in the Spin-Off or upon exercise of stock options or upon vesting of other equity-linked awards may be “controlled securities” rather than “restricted securities.” “Controlled securities” are subject to the same volume limitations as “restricted securities” but are not subject to holding period requirements.

Stock Plans

Libsyn has no stock plans in effect. No prediction can be made as to the effect, if any, that market sales of restricted or freely trading shares will have on the market price of its common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for Libsyn’s common stock and could impair its future ability to raise capital through an offering of its equity securities.

LEGAL MATTERS

The validity of Shares being distributed in the Spin-Off will be passed upon by Loeb & Loeb LLP.

INTEREST OF NAMED EXPERTS AND COUNSEL

The financial statements included in this Prospectus and in the Registration Statement have been audited by Gregory & Associates, LLC, independent registered public accounting firm, to the extent and for the periods set forth in their report, appearing as Appendix F to this Prospectus, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

No expert named in the registration statement of which this Prospectus is a part as having prepared or certified any part thereof (or who is named as having prepared or certified a report or valuation for use in connection with the registration statement) or counsel for the registrant named in this Prospectus as having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of such securities was employed for such purpose on a contingent basis, or at the time of such preparation, certification or opinion or at any time thereafter, had or is to receive in connection with the offering a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries or was connected with the registrant or any of its parents or subsidiaries as a promoter, managing underwriter (or any principal underwriter, if there are no managing underwriters) voting trustee, director, officer, or employee.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

Libsyn has filed with the SEC a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Libsyn Common Stock being registered hereunder. This Prospectus, which forms a part of the Registration Statement, does not contain all the information included in the Registration Statement and the exhibits thereto, to which reference is hereby made. You should refer to the Registration Statement, including its exhibits and schedules, for further information about Libsyn and the Common Stock being distributed pursuant to this Prospectus.

From and after the effective date of the registration statement of which this Prospectus forms a part, Libsyn will become subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we will file annual, quarterly and other reports and other information with the SEC.   You may read and copy the Registration Statement and the reports and other information that Libsyn may in the future file at the SEC’s Public Reference Room located at Station Place, 100 F Street, N.E., Washington D.C. 20549. You may also receive copies of these documents upon payment of a duplicating fee, by writing to the SEC’s Public Reference Room. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Libsyn’s future SEC filings will also be available to the public from commercial document retrieval services and at the Internet world-wide website maintained by the SEC at www.sec.gov. Please note that information included in Libsyn’s website does not form a part of this Prospectus.

No person is authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized.  Neither the delivery of this Prospectus nor any distribution of securities made hereunder shall imply that there has been no change in the information set forth herein or in Libsyn’s affairs since the date hereof.

Liberated Syndication Inc.

     4397 South Albright Drive, Salt Lake City, UT 84124

    (801) 277-2763 Phone • (801) 277-6509 Fax

REPORT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Liberated Syndication Inc.

Pittsburgh Pennsylvania, 15213

We have audited the accompanying consolidated balance sheets of Liberated Syndication Inc. (a Subsidiary of FAB Universal Corp.) and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 2015 and 2014. These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The company is not required to have, nor were we engaged to perform, and audit of its internal controls over financial reporting for the years ended December 31, 2015 and 2014. Our audit included consideration of internal controls over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal controls over financial reporting for the years ended December 31, 2015 and 2014.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audit, the consolidated financial statements audited by us present fairly, in all material respects, the financial position of Liberated Syndication Inc. and subsidiaries as of December 31, 2015 and 2014 and the results of their operations and their cash flows for the years ended December 31, 2015 and 2014, in conformity with generally accepted accounting principles in the United States of America.

/s/ Gregory & Associates, LLC

March 30, 2016

Salt Lake City, Utah

LIBERATED SYNDICATION INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2015		December 31, 2014
CURRENT ASSETS:
Cash	$ 2,470,694		$ 1,056,799
Accounts receivable, net	336,267	[1]	236,281	[1]
Prepaid expenses	12,500		13,116

Total current assets	2,819,461		1,306,196

Property and equipment, net	21,870		44,632
Goodwill	11,484,251		11,484,251

Total assets	$ 14,325,582		$ 12,835,079

CURRENT LIABILITIES:
Accounts payable	410,434		303,546
Accrued expenses	42,080		33,258
Deferred revenue	146,859		256,255
Total current liabilities	599,373		593,059

Total liabilities	599,373		593,059

STOCKHOLDERS' EQUITY
Common stock	1		1
Additional paid-in capital	25,715,318		27,211,740
Retained Earnings (accumulated deficit)	(11,989,110)		(14,969,721)
Total stockholders' equity	13,726,209		12,242,020
Total liabilities and stockholders' equity	$ 14,325,582		$ 12,835,079

Liberated Syndication Inc. and Subsidiaries Balance Sheet (Parenthetical)
Statement of Financial Position	December 31, 2015	December 31, 2014
Allowance for doubtful accounts	14,000	14,000
Common stock authorized	200,000,000	200,000,000
Common stock par value	0.001	0.001
Common stock outstanding	1,000	1,000

The accompanying notes are an integral part of these financial statements.

LIBERATED SYNDICATION INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended
	December 31, 2015	December 31, 2014

Revenue	$ 7,213,088	$ 5,274,608
Cost of Revenue	2,106,937	1,928,934
Gross Profit	5,106,151	3,345,674

OPERATING EXPENSES

Selling expenses	298,151	238,215
General and administrative	1,826,994	1,709,511
Total Operating Expenses	2,125,145	1,947,726
Net income from operations	2,981,006	1,397,948

OTHER INCOME (EXPENSE):

Other income (expense)	(395)	307
Total Other Income	(395)	307
Income from operations	2,980,611	1,398,255

Current Income Tax Expense (Benefit)	-	-
Deferred Income Tax Expense (Benefit)	-	-
Net Income	$ 2,980,611	$ 1,398,255

BASIC AND DILUTED INCOME PER COMMON SHARE	$ 2,980.61	$ 1,398.26
BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	1,000	1,000

PRO FORMA EFFECT OF STOCK DIVIDEND ON EARNINGS PER SHARE:	$ 0.14	$ 0.06
PRO FORMA BASIC AND DILUTED INCOME PER SHARE
PRO FORMA BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	20,805,860	20,805,860

The accompanying notes are an integral part of these financial statements.

LIBERATED SYNDICATION INC.

STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31 2015 AND 2014

			Additional
	Common Stock		Paid In	Accumulated
	Shares	Amount	Capital	Deficit

Balance at December 31, 2013	1,000	$1	$28,438,994	$(16,367,976)

Distribution to Owner (Parent)	-	-	(1,227,254)	-

Net income	-	-	-	1,398,255

Balance at December 31, 2014	1,000	$1	$27,211,740	$(14,969,721)

Distribution to Owner (Parent)			(1,496,422)	-

Net income	-	-	-	2,980,611

Balance at December 31, 2015	1,000	$1	$25,715,318	$(11,989,110)

The accompanying notes are an integral part of these financial statements.

LIBERATED SYNDICATION INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	December 31, 2015	December 31, 2014

Cash Flows from Operating Activities
Net income	$ 2,980,611	$ 1,398,255
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	22,762	25,324
Change in assets and liabilities:
Accounts receivable	(99,985)	91,367
Prepaid expenses	615	(13,116)
Accounts payable	106,888	915
Accrued expense	8,822	(4,147)
Deferred revenue	(109,396)	98,798
Net Cash Provided by Operating Activities	2,910,317	1,597,396

Cash Flows from Investing Activities:
Purchase of property & equipment	-	(16,598)

Net Cash Used in Investing Activities	-	(16,598)

Cash Flows from Financing Activities:
Payments (to)/from FAB Universal Corp	(1,496,422)	(1,227,254)

Net Cash Used in Financing Activities	(1,496,422)	(1,227,254)

Net Increase in Cash	1,413,895	353,544
Cash at Beginning of Period	1,056,799	703,255
Cash at End of Period	$ 2,470,694	$ 1,056,799

Supplemental Disclosures of Cash Flow Information
Cash paid during the periods for:
Interest	-	-
Income taxes	-	-

The accompanying notes are an integral part of these financial statements.

LIBERATED SYNDICATION INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization – On September 30, 2015, FAB Universal Corp. (“FAB”) organized Liberated Syndication Inc. (“Libsyn”), a Nevada Corporation and transferred all the shares of Webmayhem Inc. (Webmayhem) to Libsyn. Libsyn is a wholly owned subsidiary of FAB.  Webmayhem, Inc. (“Webmayhem”), a Pennsylvania corporation, a wholly owned subsidiary of Libsyn, was organized on January 1, 2001.  Webmayhem provides podcast hosting services for producers of podcasting content.  Webmayhem also offers ad insertion on certain of the producers’ content.

Reverse Spinoff - As of December 31, 2015 and 2014, Libsyn is a wholly owned subsidiary of FAB. On September 29, 2015, the Board of Directors of FAB resolved to spin-off the operations of Subsidiary, wherein FAB ownership of the Subsidiary was transferred to Libsyn and FAB’s Board of Directors declared a stock dividend of 1 share of common stock of Libsyn to each common shareholder of FAB that is payable on a date to be determined to each of FAB’s shareholders of record on the relevant record date.  The dividend will effectively spin-off the operations of Libsyn and Subsidiary to the shareholders of FAB accounting for the transaction as a reverse spin-off.

The Proforma basic and diluted earnings per share and proforma weighted average basic and diluted common shares outstanding gives effect to the 20,804,860 additional common shares to be issued upon spin off of the Company from FAB accounted for as a reverse spin-off.

Consolidation - The financial statements presented reflect the accounts of Libsyn and Webmayhem.  All inter-company transactions have been eliminated in consolidation. The Company allocated expenses incurred by the FAB to Libsyn using a proportional cost allocation method.  Management believes this to be a reasonable method and reflects all costs of doing business.

Accounting Estimates – The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  Management made assumptions and estimates for determining reserve for accounts receivable and in determining the impairment of definite life intangible assets and goodwill.  Actual results could differ from those estimated by management.

Cash and Cash Equivalents – The Company considers all highly liquid investments with an original maturity date of three months or less when purchased to be cash equivalents.  At December 31, 2015, the Company had $2,259,911 cash balances in excess of federally insured limits.

Accounts Receivable – Accounts receivable consist of trade receivables arising in the normal course of business. At December 31, 2015 and 2014, the Company has an allowance for doubtful accounts of $14,000 and $14,000, respectively, which reflects the Company’s best estimate of probable losses inherent in the accounts receivable balance. The Company determines the allowance based on known troubled accounts, historical experience, and other currently available evidence. During the years ended December 31, 2015 and 2014, the Company adjusted the allowance for bad debt by $0.

Depreciation – Depreciation of property and equipment is provided on the straight-line method over the estimated useful lives.

Long-lived intangible assets – Libsyn evaluates its long-lived assets for impairment whenever events or change in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to the future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is the excess of the carrying amount over the fair value of the asset.

LIBERATED SYNDICATION INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – continued

Software Development Costs - We account for software development costs, including costs to develop software products or the software component of products to be marketed to external users, as well as software programs to be used solely to meet our internal needs in accordance with ASC Topic 985 Software and ASC Topic 350 Intangibles – Goodwill and Other. We have determined that technological feasibility for our products to be marketed to external users was reached shortly before the release of those products. As a result, the development costs incurred after the establishment of technological feasibility and before the release of those products were not material, and accordingly, were expensed as incurred. In addition, costs incurred during the application development stage for software programs to be used solely to meet our internal needs were not material.

Goodwill – Goodwill is evaluated for impairment annually in the fourth quarter of the Company’s fiscal year, and whenever events or changes in circumstances indicate the carrying value of goodwill may not be recoverable. Triggering events that may indicate impairment include, but are not limited to, a significant adverse change in customer demand or business climate that could affect the value of goodwill or a significant decrease in expected cash flows. The company recorded no impairment charge for goodwill, during the years ended December 31, 2015 and 2014.

Advertising Costs – Advertising costs are expensed as incurred and amounted to $32,628 and $47,208 for the periods ending December 31, 2014 and 2013, respectively.

Fair Value of Financial Instruments – The Company accounts for fair value measurements for financial assets and financial liabilities in accordance with FASB ASC Topic 820. The authoritative guidance, which, among other things, defines fair value, establishes a consistent framework for measuring fair value and expands disclosure for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. Fair value is defined as the exit price, representing the amount that would either be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

•

Level 1. Observable inputs such as quoted prices in active markets for identical assets or liabilities;

•

Level 2. Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

•

Level 3. Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Unless otherwise disclosed, the fair value of the Company’s financial instruments including cash, accounts receivable, prepaid expenses, and accounts payable and accrued expenses approximates their recorded values due to their short-term maturities.

Revenue Recognition - Revenue is recognized when earned. The Company's revenue recognition policies are in compliance with FASB ASC Topic 985-605, Software — Revenue Recognition.  The Company's revenue recognition policies are also in compliance with the Securities and Exchange Commission Staff Accounting Bulletin No. 101 and 104.

We evaluate whether it is appropriate to record the gross amount of product sales and related costs or the net amount earned as commissions. Generally, when we are primarily obligated in a transaction, are subject to inventory risk, have latitude in establishing prices and selecting suppliers, or have several but not all of these indicators, revenue is recorded at the gross sale price. We generally record the net amounts as commissions earned if we are not primarily obligated and do not have latitude in establishing prices. Such amounts earned are determined using a fixed percentage, a fixed-payment schedule, or a combination of the two.

LIBERATED SYNDICATION INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – continued

Publishing services are billed on a month to month basis.  The Company recognizes revenue from providing digital media publishing services when the services are provided and when collection is probable.  The Company recognizes revenue from the insertion of advertisements in digital media, as the digital media with the advertisement is downloaded and collection is probable.  The Company recognizes revenue from the sale of apps and premium subscriptions when sold and collection is probable.

The Company facilitates the sale of producers’ premium content through the sale of subscriptions.  The amount earned per transaction is fixed and the producers’ determine the price for the sale of the subscription, and the Company earns a percentage of what the customer pays.  Accordingly, the Company reports premium subscription revenue at net.

Leases – The Company accounts for leases in accordance with Accounting Standards Codification (“ASC”) Topic 840.  Leases that meet one or more of the capital lease criteria of standard are recorded as a capital lease, all other leases are operating leases.

Research and Development - Research and development costs are expensed as incurred and record in cost of revenue.  Research and development costs totaling, 290,559 and 270,507, for 2015 and 2014, respectively where included in cost of revenue.

Earnings Per Share – The Company computes earnings per share in accordance with FASB ASC Topic 260 Earnings Per Share, which requires the Company to present basic earnings per share and diluted earnings per share when the effect is dilutive (see Note 7). The Proforma basic and diluted earnings per share and proforma weighted average basic and diluted common shares outstanding gives effect to the 20,804,860 additional common shares to be issued upon spin off of the Company from FAB accounted for as a reverse spin-off.

Income Taxes – The Company accounts for income taxes in accordance with FASB ASC Topic 740 Accounting for Income Taxes.  This topic requires an asset and liability approach for accounting for income taxes (see Note 5).

Recently Enacted Accounting Standards - Recent accounting pronouncements issued by the FASB did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

NOTE 2 - PROPERTY & EQUIPMENT

The following is a summary of property and equipment at:

	Life	December 31, 2015	December 31, 2014

Furniture, fixtures and equipment	2-10 yrs	$110,415	$238,432
		110,415	238,432
Less: Accumulated depreciation		(88,545)	(193.800)
Property & equipment, net		$21,870	$44,632

Depreciation expense for the periods ended December 31, 2015 and 2014 was $22,762 and $25,324, respectively.

LIBERATED SYNDICATION INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

NOTE 3 - GOODWILL

Impairment - During 2015 and 2014, Libsyn management performed its annual test of impairment of goodwill by comparing the net carrying value of the intangible asset with the fair value of the reporting units. Based upon the results of this analysis, it was determined that the goodwill was not impaired.

Goodwill - The following is a summary of goodwill:

	For the Years Ended
	December 31, 2015	December 31, 2014

Goodwill at beginning of period	$11,484,251	$11,484,251
Impairment	-	-
Goodwill at end of period	$11,484,251	$11,484,251

NOTE 4 - CAPITAL STOCK

Common Stock - The Company has authorized 200,000,000 shares of common stock, $0.001 par value.  As of December 31, 2015 and 20144, 1,000 shares were issued and outstanding.  The Company is a wholly owned subsidiary of FAB Universal Corp.

Reverse spin-off – On September 29, 2015, the Board of Directors of FAB resolved to spin-off the operations of Subsidiary, wherein FAB ownership of the Subsidiary was transferred to Libsyn and FAB’s Board of Directors declared a stock dividend of 1 share of common stock of Libsyn to each common shareholder of FAB that is payable on a date to be determined to each of FAB’s shareholders of record on the relevant record date.  The dividend will effectively spin-off the operations of Libsyn and Subsidiary to the shareholders of FAB accounting for the transaction as a reverse spin-off.

NOTE 5 - INCOME TAXES

The Company accounts for income taxes in accordance with FASB ASC Topic 740, Accounting for Income Taxes which requires the Company to provide a net deferred tax asset or liability equal to the expected future tax benefit or expense of temporary reporting differences between book and tax accounting and any available operating loss or tax credit carryforwards.  At December 31, 2015 and 2014, the total of all deferred tax assets was $4,700,750 and $5,911,000, respectively, and the total of the deferred tax assets related to goodwill was $1,575,232 and $1,064,124, respectively.  The amount of and ultimate realization of the benefits from the deferred tax assets for income tax purposes is dependent, in part, upon the tax laws in effect, the Company’s future earnings, and other future events, the effects of which cannot be determined. . Because of the uncertainty surrounding the realization of the deferred tax assets the Company has established a valuation allowance of $4,700,750 and $5,911,000 for the years ended December 31, 2015 and 2014.  The change in the valuation allowance for the year ended December 31, 2015 and 2014 was $1,210,250 and $568,016, respectively.

LIBERATED SYNDICATION INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

NOTE 5 – INCOME TAXES – continued

The components of income tax expense (benefit) from continuing operations for the Years ended December 31, 2015 and 2014 consist of the following:

	For the Years Ended
	December 31,
	2015	2014
Current tax expense:
Federal	$-	$-
State	-	-
Current tax expense	-	-

Deferred tax expense (benefit):
Allowance for doubtful accounts	-	-
Depreciation	-	-
Goodwill – Impaired	-	-
Goodwill	511,108	511,108
Valuation Allowance	(1,210,250)	(568,016)
Net operating loss carryforward	699,142	56,908
Subtotal deferred tax expense/(benefit)	-	-
Income tax expense/(benefit)	$-	$-

Deferred income tax expense/(benefit) results primarily from the reversal of temporary timing differences between tax and financial statement income.

A reconciliation of income tax expense at the federal statutory rate to income tax expense at the company’s effective rate is as follows:

	For the Years Ended
	December 31,
	2015	2014

Computed tax at the expected statutory rate	$1,013,408	$475,407
State and local income taxes, net of federal	196,575	92,260
Other non-deductible expenses	267	349
Return to accrual adjustment	-	-
Valuation Allowance	(1,210,250)	(568,016)
Income tax expense/(benefit)	$-	$-

LIBERATED SYNDICATION INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

NOTE 5 – INCOME TAXES – continued

The temporary differences, tax credits and carryforwards gave rise to the following deferred tax asset December 31, 2015 and 2014:

	December 31,	December 31,
	2015	2014
Current deferred tax assets (liabilities):
Allowance for doubtful accounts	$-	$-
Bonus accrual	-	-
Vacation accrual	-	-
Total current deferred tax assets (liabilities)	-	-

Long-term deferred tax assets (liabilities):
Goodwill - impaired	2,903,618	2,903,618
Goodwill – tax amortization	(4,478,850)	(3,967,742)
Depreciation	-	-
Net operating loss carryforward	6,275,982	6,975,124
Valuation allowance	(4,700,750)	(5,911,000)
Total long-term deferred tax assets (liabilities)	$-	$-
Net term deferred tax assets (liabilities)	$-	$-

At December 31, 2015, the company has loss carryforwards of approximately $15,460,597 that expire in various years through 2033.

We file U.S. federal, and U.S. states returns, and we are generally no longer subject to tax examinations for years prior to 2010 for U.S. federal and U.S. states tax returns.

NOTE 6 - LEASES

Operating Lease - The Company leases office space in Pittsburgh, Pennsylvania for $4,667 on a month to month basis.  The Company may further be obligated for a lease for space in Los Angeles, California for $27,099 a month though February 2016, $27,872 a month through February 2017, $28,710 a month through February 2018, $29,581 a month through February 2019 and $30,573 a month through June 2019.

The future minimum lease payments for non-cancelable operating leases having remaining terms in excess of one year as of December 31, 2015 are as follows:

Year ending December 31:	Lease Payments
2016	283,422
2017	293,346
2018	300,596
2019	23,956
Thereafter	-
Total Minimum Lease Payment	$901,320

Lease expense charged to operations was $256,092 and $159,137 for the periods ended December 31, 2015 and 2014, respectively.

LIBERATED SYNDICATION INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

NOTE 7 –EARNINGS PER SHARE

The following data shows the amounts used in computing earnings per share and the weighted average number of shares of common stock outstanding for the periods presented for the periods ended:

	December 31, 2015	December 31, 2014
Income from operations available to common stockholders (numerator)	$2,980,611	$1,398,255
Income available to common stockholders (numerator)	2,980,611	1,398,255
Weighted average number of common shares outstanding during the period used in earnings per share (denominator)	1,000	1,000

NOTE 8 – COMMITMENTS AND CONTINGENCIES

From and after the Spin-Off, Libsyn will be responsible for the debts, liabilities and other obligations related to the business or businesses which Libsyn own and operate following the consummation of the Spin-Off.  Although Libsyn does not expect to be liable for any obligations not expressly assumed by Libsyn, it is possible that Libsyn could be required to assume responsibility for certain obligations retained by FAB should FAB fail to pay or perform its retained obligations.  After the Spin-Off, FAB may have obligations that at the present time are unknown or unforeseen.  As the nature of such obligations are unknown, we are unable to provide an estimate of the potential obligation.  However, should FAB incur such obligations, Libsyn may be financially obligated to pay any losses incurred.

The FAB Universal Corp. has a 401 (k) plan and Profit sharing plan for the benefit of the employees of FAB and the Company as a wholly owned subsidiary of FAB.  Employees are eligible to participate in the plan the first of the month following their hire date and attaining the age of 21. Profit sharing contributions are made at the discretion of the Board of Directors and vest 100% after the second year of service. The Company did not make any profit sharing contributions to the plan in 2015 and 2014.

NOTE 9 - SUBSEQUENT EVENTS

Management has evaluated subsequent events through the date of the filing of this report.

LIBERATED SYNDICATION INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2016	December 31, 2015
CURRENT ASSETS:
Cash	$ 2,887,229	$ 2,470,694
Accounts receivable, net	411,689	336,267
Prepaid expenses	160,000	12,500

Total current assets	3,458,918	2,819,461

Property and equipment, net	16,291	21,870
Goodwill	11,484,251	11,484,251

Total assets	$ 14,959,460	$ 14,325,582

CURRENT LIABILITIES:
Accounts payable	481,114	410,434
Accrued expenses	29,571	42,080
Deferred revenue	155,689	146,859
Total current liabilities	666,374	599,373

Total liabilities	666,374	599,373

STOCKHOLDERS' EQUITY
Common stock	1	1
Additional paid-in capital	25,687,902	25,715,318
Retained Earnings (accumulated deficit)	(11,394,817)	(11,989,110)
Total stockholders' equity	14,293,086	13,726,209
Total liabilities and stockholders' equity	$ 14,959,460	$ 14,325,582

Liberated Syndication Inc. and Subsidiaries Balance Sheet (Parenthetical)
Statement of Financial Position	March 31, 2016	December 31, 2015
Allowance for doubtful accounts	14,000	14,000
Common stock authorized	200,000,000	200,000,000
Common stock par value	0.001	0.001
Common stock outstanding	1,000	1,000

The accompanying notes are an integral part to the unaudited condensed consolidated financial statements.

LIBERATED SYNDICATION INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended
	March 31, 2016	March 31, 2015

Revenue	$ 2,065,277	$ 1,474,852
Cost of Revenue	655,196	461,749
Gross Profit	1,410,081	1,013,103

OPERATING EXPENSES

Selling expenses	70,406	67,853
General and administrative	745,382	428,685
Total Operating Expenses	815,788	496,538
Net income from operations	594,293	516,565

OTHER INCOME (EXPENSE):

Other income (expense)	-	-
Total Other Income	-	-
Income from operations before income taxes	594,293	516,565

INCOME TAXES
Current Income Tax Expense (Benefit)	-	-
Deferred Income Tax Expense (Benefit)	-	-
Net Income	$ 594,293	$ 516,565

BASIC AND DILUTED INCOME PER COMMON SHARE	$ 594.29	$ 516.56
BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	1,000	1,000

PRO FORMA EFFECT OF STOCK DIVIDEND ON EARNINGS PER SHARE:	$ 0.03	$ 0.02
PRO FORMA BASIC AND DILUTED INCOME PER SHARE
PRO FORMA BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	20,805,860	20,805,860

The accompanying notes are an integral part to the unaudited condensed consolidated financial statements.

LIBERATED SYNDICATION INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

	March 31, 2016	March 31, 2015

Cash Flows from Operating Activities
Net income	$ 594,293	$ 516,565
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	5,578	6,028
Change in assets and liabilities:
Accounts receivable	(75,423)	3,093
Prepaid expenses	(147,500)	4,365
Accounts payable	70,680	(40,288)
Accrued expense	(12,508)	(11,652)
Deferred revenue	8,830	38,921
Net Cash Provided by Operating Activities	443,950	517,032

Cash Flows from Investing Activities:

Net Cash Used in Investing Activities	-	-

Cash Flows from Financing Activities:
Payments to FAB Universal Corp	(27,415)	(255,707)

Net Cash Used in Financing Activities	(27,415)	(255,707)

Net Increase in Cash	416,535	261,325
Cash at Beginning of Period	2,470,694	1,056,799
Cash at End of Period	$ 2,887,229	$ 1,318,124

Supplemental Disclosures of Cash Flow Information
Cash paid during the periods for:
Interest	-	-
Income taxes	-	-

The accompanying notes are an integral part to the unaudited condensed consolidated financial statements

LIBERATED SYNDICATION INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization – On September 30, 2015, FAB Universal Corp. (“FAB”) organized Liberated Syndication Inc. (“Libsyn”), a Nevada Corporation and transferred all the shares of Webmayhem Inc. (Webmayhem) to Libsyn. Libsyn is a wholly owned subsidiary of FAB.  Webmayhem, Inc. (“Webmayhem”), a Pennsylvania corporation, a wholly owned subsidiary of Libsyn, was organized on January 1, 2001.  Webmayhem provides podcast hosting services for producers of podcasting content.  Webmayhem also offers ad insertion on certain of the producers’ content.

Reverse Spinoff / Proforma Weighted Average Shares Outstanding - As of March 31, 2016 and December 31, 2015, Libsyn is a wholly owned subsidiary of FAB. On September 29, 2015, the Board of Directors of FAB resolved to spin-off the operations of Subsidiary, wherein FAB ownership of the Subsidiary was transferred to Libsyn and FAB’s Board of Directors declared a stock dividend of 1 share of common stock of Libsyn to each common shareholder of FAB that is payable on a date to be determined to each of FAB’s shareholders of record on the relevant record date. The dividend will effectively spin-off the operations of Libsyn and Subsidiary to the shareholders of FAB accounting for the transaction as a reverse spin-off.

The Proforma basic and diluted earnings per share and proforma weighted average basic and diluted common shares outstanding gives effect to the 20,804,860 additional common shares to be issued upon spin off of the Company from FAB accounted for as a reverse spin-off.

Consolidation - The financial statements presented reflect the accounts of Libsyn and Webmayhem.  All inter-company transactions have been eliminated in consolidation. The Company allocated expenses incurred by the FAB to Libsyn using a proportional cost allocation method.  Management believes this to be a reasonable method and reflects all costs of doing business.

Accounting Estimates – The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  Management made assumptions and estimates for determining reserve for accounts receivable, depreciation of fixed assets and in determining the impairment of definite life intangible assets and goodwill.  Actual results could differ from those estimated by management.

Cash and Cash Equivalents – The Company considers all highly liquid investments with an original maturity date of three months or less when purchased to be cash equivalents.  At March 31, 2016, the Company had $2,834,274 cash balances in excess of federally insured limits.

Accounts Receivable – Accounts receivable consist of trade receivables arising in the normal course of business. At March 31, 2016 and 2015, the Company has an allowance for doubtful accounts of $14,000 and $14,000, respectively, which reflects the Company’s best estimate of probable losses inherent in the accounts receivable balance. The Company determines the allowance based on known troubled accounts, historical experience, and other currently available evidence. During the three months ended March 31, 2016 and 2015, the Company adjusted the allowance for bad debt by $0.

Depreciation – Depreciation of property and equipment is provided on the straight-line method over the estimated useful lives.

Long-lived intangible assets – Libsyn evaluates its long-lived assets for impairment whenever events or change in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to the future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is the excess of the carrying amount over the fair value of the asset.

LIBERATED SYNDICATION INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – continued

Software Development Costs - We account for software development costs, including costs to develop software products or the software component of products to be marketed to external users, as well as software programs to be used solely to meet our internal needs in accordance with ASC Topic 985 Software and ASC Topic 350 Intangibles – Goodwill and Other. We have determined that technological feasibility for our products to be marketed to external users was reached shortly before the release of those products. As a result, the development costs incurred after the establishment of technological feasibility and before the release of those products were not material, and accordingly, were expensed as incurred. In addition, costs incurred during the application development stage for software programs to be used solely to meet our internal needs were not material.

Goodwill – Goodwill is evaluated for impairment annually in the fourth quarter of the Company’s fiscal year, and whenever events or changes in circumstances indicate the carrying value of goodwill may not be recoverable. Triggering events that may indicate impairment include, but are not limited to, a significant adverse change in customer demand or business climate that could affect the value of goodwill or a significant decrease in expected cash flows. Management noted not triggering events during the period ended March 31, 2016.

Advertising Costs – Advertising costs are expensed as incurred and amounted to $4,522 and $7,358 for the three months ending March 31, 2016 and 2015, respectively.

Fair Value of Financial Instruments – The Company accounts for fair value measurements for financial assets and financial liabilities in accordance with FASB ASC Topic 820. The authoritative guidance, which, among other things, defines fair value, establishes a consistent framework for measuring fair value and expands disclosure for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. Fair value is defined as the exit price, representing the amount that would either be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

•

Level 1. Observable inputs such as quoted prices in active markets for identical assets or liabilities;

•

Level 2. Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

•

Level 3. Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Unless otherwise disclosed, the fair value of the Company’s financial instruments including cash, accounts receivable, prepaid expenses, and accounts payable and accrued expenses approximates their recorded values due to their short-term maturities.

Revenue Recognition - Revenue is recognized when earned. The Company's revenue recognition policies are in compliance with FASB ASC Topic 985-605, Software — Revenue Recognition.  The Company's revenue recognition policies are also in compliance with the Securities and Exchange Commission Staff Accounting Bulletin No. 101 and 104.

We evaluate whether it is appropriate to record the gross amount of product sales and related costs or the net amount earned as commissions. Generally, when we are primarily obligated in a transaction, are subject to inventory risk, have latitude in establishing prices and selecting suppliers, or have several but not all of these indicators, revenue is recorded at the gross sale price. We generally record the net amounts as commissions earned if we are not primarily obligated and do not have latitude in establishing prices. Such amounts earned are determined using a fixed percentage, a fixed-payment schedule, or a combination of the two.

LIBERATED SYNDICATION INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – continued

Publishing services are billed on a month to month basis.  The Company recognizes revenue from providing digital media publishing services when the services are provided and when collection is probable.  The Company recognizes revenue from the insertion of advertisements in digital media, as the digital media with the advertisement is downloaded and collection is probable.  The Company recognizes revenue from the sale of apps and premium subscriptions when sold and collection is probable.

The Company facilitates the sale of producers’ premium content through the sale of subscriptions.  The amount earned per transaction is fixed and the producers’ determine the price for the sale of the subscription, and the Company earns a percentage of what the customer pays.  Accordingly, the Company reports premium subscription revenue at net.

Leases – The Company accounts for leases in accordance with Accounting Standards Codification (“ASC”) Topic 840. Leases that meet one or more of the capital lease criteria of standard are recorded as a capital lease, all other leases are operating leases.

Research and Development - Research and development costs are expensed as incurred and record in cost of revenue. Research and development costs totaling, $119,862 and $67,112, for the three months ended March 31, 2016 and 2015, respectively where included in cost of revenue.

Earnings Per Share – The Company computes earnings per share in accordance with FASB ASC Topic 260 Earnings Per Share, which requires the Company to present basic earnings per share and diluted earnings per share when the effect is dilutive (see Note 7). The Proforma basic and diluted earnings per share and proforma weighted average basic and diluted common shares outstanding gives effect to the 20,804,860 additional common shares to be issued upon spin off of the Company from FAB accounted for as a reverse spin-off.

Income Taxes – The Company accounts for income taxes in accordance with FASB ASC Topic 740 Accounting for Income Taxes.  This topic requires an asset and liability approach for accounting for income taxes (See Note 6).

Recently Enacted Accounting Standards - In May 2014, the Financial Accounting Standards Board (FASB) issued a new standard to achieve a consistent application of revenue recognition within the U.S., resulting in a single revenue model to be applied by reporting companies under U.S. generally accepted accounting principles. Under the new model, recognition of revenue occurs when a customer obtains control of promised goods or services in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, the new standard requires that reporting companies disclose the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. On July 9 2015, the FASB agreed to delay the effective date by one year; accordingly, the new standard is effective for us beginning in the first quarter of 2018 and we expect to adopt it at that time. The new standard is required to be applied retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying it recognized at the date of initial application. We have not yet selected a transition method, nor have we determined the impact of the new standard on our consolidated financial statements.

In 2015, the FASB issued an amended standard requiring that we classify all deferred tax assets and liabilities as non-current on the balance sheet instead of separating deferred taxes into current and non-current. The amended standard is effective for us beginning in the first quarter of 2017; early adoption is permitted and we are evaluating whether we will early adopt. The amended standard may be adopted on either a prospective or retrospective basis. We do not expect that the adoption of this standard will have a significant impact on our financial position or results of operations.

In February 2016, the FASB issued changes to the accounting for leases that primarily affect presentation and disclosure requirements. The new standard will require the recognition of a right to use asset and underlying lease liability for operating leases with an initial life in excess of one year. This standard is effective for us beginning in the first quarter of 2019. We have not yet determined the impact of the new standard on our consolidated financial statements.

Recent accounting pronouncements issued by the FASB did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

LIBERATED SYNDICATION INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - PROPERTY & EQUIPMENT

The following is a summary of property and equipment at:

	Life	March 31, 2016	December 31, 2015

Furniture, fixtures and equipment	2-10 yrs	$108,762	$108,762
		108,762	108,762
Less: Accumulated depreciation		(92,471)	(86,892)
Property & equipment, net		$16,291	$21,870

Depreciation expense for the three months ended March 31, 2016 and 2015 was $5,578 and $6,028, respectively.

NOTE 3 - GOODWILL

Impairment - During the fourth quarter of 2015 and 2014, Libsyn management performed its annual test of impairment of goodwill by comparing the net carrying value of the intangible asset with the fair value of the reporting units. Based upon the results of this analysis, it was determined that the goodwill was not impaired.

Goodwill - The following is a summary of goodwill:

	For the Periods Ended
	March 31, 2016	December 31, 2015

Goodwill at beginning of period	$11,484,251	$11,484,251
Impairment	-	-
Goodwill at end of period	$11,484,251	$11,484,251

NOTE 4 - CAPITAL STOCK

Common Stock - The Company has authorized 200,000,000 shares of common stock, $0.001 par value.  As of March 31, 2016, 1,000 shares were issued and outstanding.  The Company is a wholly owned subsidiary of FAB Universal Corp.

Reverse spin-off – On September 29, 2015, the Board of Directors of FAB resolved to spin-off the operations of Subsidiary, wherein FAB ownership of the Subsidiary was transferred to Libsyn and FAB’s Board of Directors declared a stock dividend of 1 share of common stock of Libsyn to each common shareholder of FAB that is payable on a date to be determined to each of FAB’s shareholders of record on the relevant record date.  The dividend will effectively spin-off the operations of Libsyn and Subsidiary to the shareholders of FAB accounting for the transaction as a reverse spin-off.

NOTE 5 - INCOME TAXES

The Company accounts for income taxes in accordance with FASB ASC Topic 740, Accounting for Income Taxes which requires the Company to provide a net deferred tax asset or liability equal to the expected future tax benefit or expense of temporary reporting differences between book and tax accounting and any available operating loss or tax credit carryforwards. At March 31, 2016 and 2015, the total of all deferred tax assets was $4,459,356 and $5,701,237, respectively, and the total of the deferred tax assets related to goodwill was $1,703,009 and $1,191,901, respectively.  The amount of and ultimate realization of the benefits from the deferred tax assets for income tax purposes is dependent, in part, upon the tax laws in effect, the Company’s future earnings, and other future events, the effects of which cannot be determined.  Because of the uncertainty surrounding the realization of the deferred tax assets the Company established a valuation allowance equal to the deferred tax asset.  The change in the valuation allowance for the three months ended March 31, 2016 and 2015 was $241,394 and $209,763, respectively.

LIBERATED SYNDICATION INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - INCOME TAXES – continued

The components of income tax expense (benefit) from continuing operations for the three months ended March 31, 2016 and 2015 consist of the following:

	For the Three Months Ended
	December 31,
	2016	2015
Current tax expense:
Federal	$-	$-
State	-	-
Current tax expense	-	-

Deferred tax expense (benefit):
Goodwill	127,777	127,777
Valuation Allowance	(241,394)	(209,763)
Net operating loss carryforward	113,617	81,986
Subtotal deferred tax expense/(benefit)	-	-
Income tax expense/(benefit)	$-	$-

Deferred income tax expense/(benefit) results primarily from the reversal of temporary timing differences between tax and financial statement income.

A reconciliation of income tax expense as the federal statutory rate to income tax expense at the Company’s effective rate is as follows:

	For the Three Months Ended March 31,
	2016	2015

Computed tax at the expected statutory rate	$202,060	$175,632
State and local income taxes, net of federal	39,208	34,071
Other non-deductible expenses	126	60
Valuation Allowance	(241,394)	(209,763)
Income tax expense/(benefit)	$-	$-

The temporary differences, tax credits and carryforwards gave rise to the following deferred tax asset at March 31, 2016 and 2015:

	December 31,	December 31,
	2015	2014
Current deferred tax assets (liabilities):
Allowance for doubtful accounts	$-	$-
Vacation accrual	-	-
Total current deferred tax assets (liabilities)	-	-

Long-term deferred tax assets (liabilities):
Goodwill - impaired	2,903,618	2,903,618
Goodwill – tax amortization	(4,606,627)	(4,095,519)
Net operating loss carryforward	6,162,365	6,893,138
Valuation allowance	(4,459,356)	(5,701,237)
Total long-term deferred tax assets (liabilities)	$-	$-
Net term deferred tax assets (liabilities)	$-	$-

LIBERATED SYNDICATION INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - LEASES

Operating Lease - The Company leases office space in Pittsburgh, Pennsylvania for $4,667 on a month to month basis.  The Company may further be obligated for a lease for space in Los Angeles, California for $27,872 a month through February 2017, $28,710 a month through February 2018, $29,581 a month through February 2019 and $30,573 a month through June 2019.

The future minimum lease payments for non-cancelable operating leases having remaining terms in excess of one year as of March 31, 2016 are as follows:

Year ending March 31:	Lease Payments
2017	285,806
2018	320,658
2019	224,565
2020	12,970
Thereafter	-
Total Minimum Lease Payment	$843,999

Lease expense charged to operations was $51,321 and $62,184 for the three months ended March 31, 2016 and 2015, respectively.

NOTE 7 –EARNINGS PER SHARE

The following data shows the amounts used in computing earnings per share and the weighted average number of shares of common stock outstanding for the periods presented for the periods ended:

	For the Three Months Ended March 31,
	2016	2015
Income from operations available to common stockholders (numerator)	$594,293	$516,565
Net income available to common stockholders (numerator)	594,293	516,565
Weighted average number of common shares outstanding during the period used in earnings per share (denominator)	1,000	1,000
Proforma Weighted average number of common shares outstanding during the period used in earnings per share (denominator)	20,805,860	20,805,860

NOTE 8 – COMMITMENTS AND CONTINGENCIES

From and after the Spin-Off, Libsyn will be responsible for the debts, liabilities and other obligations related to the business or businesses which Libsyn own and operate following the consummation of the Spin-Off.  Although Libsyn does not expect to be liable for any obligations not expressly assumed by Libsyn, it is possible that Libsyn could be required to assume responsibility for certain obligations retained by FAB should FAB fail to pay or perform its retained obligations.  After the Spin-Off, FAB may have obligations that at the present time are unknown or unforeseen.  As the nature of such obligations are unknown, we are unable to provide an estimate of the potential obligation.  However, should FAB incur such obligations, Libsyn may be financially obligated to pay any losses incurred.

FAB Universal Corp. has a 401 (k) plan and profit sharing plan for the benefit of the employees of FAB and the Company as a wholly owned subsidiary of FAB.  Employees are eligible to participate in the plan the first of the month following their hire date and attaining the age of 21. Profit sharing contributions are made at the discretion of the Board of Directors and vest 100% after the second year of service.

NOTE 9 - SUBSEQUENT EVENTS

Management has evaluated subsequent events through the date of the filing of this report.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution *

The expenses relating to the registration of the securities will be borne by Registrant. Such expenses are estimated to be as follows: The following table sets forth an itemized statement of all cash expenses in connection with the issuance and distribution of the securities being registered:

SEC registration fee*	$2,500
Blue sky fees and expenses*	14,500
Printing and related expenses*	1,000
Legal fees*	20,000
Accounting fees and expenses	62,000
Transfer Agent fees	500
Miscellaneous	1,500
TOTAL	$102,000

*	Estimated

Item 14. Indemnification of Directors and Officers

Section 78.7502(1) of the Nevada Revised Statutes ("NRS") authorizes a Nevada corporation to indemnify any director, officer, employee or corporate agent "who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation" due to his or her corporate role.  Section 78.7502(1) extends this protection "against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding if he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful."

Section 78.7502(2) of the NRS also authorizes indemnification of the reasonable defense or settlement expenses of a corporate director, officer, employee or agent who is sued, or is threatened with a suit, by or in the right of the corporation.  The party must have been acting in good faith and with the reasonable belief that his or her actions were not opposed to the corporation's best interests.  Unless the court rules that the party is reasonably entitled to indemnification, the party seeking indemnification must not have been found liable to the corporation.

To the extent that a corporate director, officer, employee or agent is successful on the merits or otherwise in defending any action or proceeding referred to in Section 78.7502(1) or 78.7502(2), Section 78.7502(3) of the NRS requires that he or she be indemnified "against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense."

Section 78.751(1) of the NRS limits indemnification under Sections 78.7502(1) and 78.7502(2) to situations in which either (1) the stockholders, (2) the majority of a disinterested quorum of directors, or (3) independent legal counsel determine that indemnification is proper under the circumstances.

Pursuant to Section 78.751(2) of the NRS, the corporation may advance an officer's or director's expenses incurred in defending any action or proceeding upon receipt of an undertaking. Section 78.751(3)(a) provides that the rights to indemnification and advancement of expenses shall not be deemed exclusive of any other rights under any bylaw, agreement, stockholder vote or vote of disinterested directors.  Section 78.751(3)(b) extends the rights to indemnification and advancement of expenses to former directors, officers, employees and agents, as well as their heirs, executors, and administrators.

Regardless of whether a director, officer, employee or agent has the right to indemnity, Section 78.752 allows the corporation to purchase and maintain insurance on his or her behalf against liability resulting from his or her corporate role.

Our Articles of Incorporation provide for the indemnification of directors to the fullest extent permissible under Nevada law.

Our Bylaws provide for the indemnification of officers, directors and other agents acting on our behalf to an extent consistent with applicable provisions of the NRS.

Additionally, in the future, we may purchase and maintain insurance on behalf of Libsyn and any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage we ultimately obtain.  Neither our Bylaws nor our Articles of Incorporation include any specific indemnification provisions for our officers or directors against liability under the Securities Act.  Additionally, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 15.                 Recent Sales of Unregistered Shares

At its inception on September 29, 2015, the Registrant issued 1,000 “unregistered” and “restricted” shares of its common stock to its parent, FAB Universal Corp., a Colorado corporation.  The Registrant has not issued any other shares of common stock or any preferred stock and at no time has it issued options and/or warrants to employees, affiliates and/or service providers.

Item 16.                 Exhibits and Financial Statement Schedules

(a)           Exhibits:

Exhibit 3.1 – Articles of Incorporation*
Exhibit 3.2 – Bylaws*
Exhibit 5 – Opinion of Loeb & Loeb LLP, regarding the legality of the securities being distributed*
Exhibit 10.1 – Tax Matters Agreement*
Exhibit 10.2 – Sublease Agreement*
Exhibit 10.3 – Form of Guaranty*
Exhibit 16.1 – Letter of KCCW Accountancy Corp. to the SEC*
Exhibit 21 – Subsidiaries of Registrant*
Exhibit 23.1 - Consent of Counsel* (included in Exhibit 5)
Exhibit 23.2 - Consent of Independent Registered Public Accountant Firm (Gregory & Associates, LLC)

(b) Financial Statement Schedules

(b)(1)	Financial Statements

 Page No.

December 31, 2015 and 2014 financial statements of Liberated Syndication Inc.	F-1
Three Months Ended March 31, 2016 and 2015 financial statements of Liberated Syndication Inc.	F-14

(b)(2)	All Financial Statement Schedules have been omitted for the reason that all required information is contained in the financial statements included in the Prospectus.

The following financial statements from for the years ended December 31, 2015 and 2014, and Three Months Ended March 31, 2016 and 2015, formatted in Extensive Business Reporting Language (XBRL): (i) Consolidated Statements of Operations, (ii) Consolidated Statements of Cash Flows, (iii) Consolidated Balance Sheets, (iv) Consolidated Statements of Changes in Equity, and (v) Notes to Consolidated Financial Statements, tagged as blocks of text.

* Previously filed

Item 17.	Undertakings

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration to be signed on its behalf by the Undersigned, thereunto duly authorized, in the City of Pittsburgh, Pennsylvania, on the 12th day of May, 2016.

LIBERATED SYNDICATION INC.

By:	/s/ Christopher Spencer
Christopher Spencer
President and CEO

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 has been signed by the following persons in the capacities and on the date indicated.

Signatures/Title	Date

/s/ Christopher Spencer	May 12, 2016
Christopher Spencer, Chairman, President, CEO and Principal Executive Officer

/s/ John Busshaus	May 12, 2016
John Busshaus, Chief Financial Officer, and Principal Accounting Officer

/s/ Douglas Polinsky	May 12, 2016
Douglas Polinsky, Director

/s/ J. Gregory Smith	May 12, 2016
J. Gregory Smith, Director

/s/ Denis Yevstifeyev	May 12, 2016
Denis Yevstifeyev, Director